Exhibit 2.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

NATIONSTAR MORTGAGE LLC,

as Purchaser,

and

FLAGSTAR BANK, N.A.,

as Seller

July 24, 2024

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedules to Asset Purchase Agreement

Purchaser Schedules to Asset Purchase Agreement

- iii -

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 24, 2024 (this “Agreement”), is made by and among Nationstar Mortgage LLC, a Delaware limited liability company (“Purchaser”) and Flagstar Bank, N.A., a national banking association (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

1. Among other operations, Seller is engaged in the mortgage servicing and subservicing and third-party originations businesses owned and operated by Seller (the “Business”).

2. On the terms and conditions contained in this Agreement, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, all of the Purchased Assets and Assumed Liabilities.

NOW, THEREFORE, the Parties hereby agree as follows:

I. DEFINITIONS

1.01 Definitions. The following terms, as used herein, have the following meanings:

“Accounting Principles” means the accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases adopted in the preparation of Seller’s balance sheet as of the Balance Sheet Date, in compliance with GAAP.

“Acquisition Proposal” has the meaning set forth in Section 5.04.

“Action” means any action, appeal, petition, plea, charge, suit, litigation, investigation, arbitration, mediation, hearing or similar event, occurrence or proceeding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession of either (a) the power to vote, or the beneficial ownership of, fifty percent (50%) or more of the voting interest in such Person (either directly or indirectly) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agency” means any government sponsored secondary mortgage market enterprise or entity that acquires, owns, insures or guarantees Mortgage Loans, including for purposes of this Agreement, Fannie Mae, Ginnie Mae, Freddie Mac, VA, FHA, HUD and USDA.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedules” has the meaning set forth in Section 2.05(a).

“Applicable Law” means any statute, law, ordinance, regulation, rule, code or other requirement (including common law) of a Governmental Authority or any Governmental Order applicable to a Person.

“Applicable Requirements” means (a) all requirements of law and Governmental Orders applicable to the Business and the Purchased Assets, and (b) with respect to any Serviced Mortgage Loan, (i) the terms of the applicable Servicing Agreement, (ii) the terms of the Mortgage and Mortgage Note, (iii) all Applicable Law and regulatory requirements, including, without limitation, those pertaining to processing, underwriting, origination, insuring, servicing, purchase, sale and filing of claims with respect to the Serviced Mortgage Loan and (iv) all requirements of Seller to an applicable warehouse lender, Agency or other Investor, including all applicable Servicing Agreements and the Agency handbooks and guides, including relating to the pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time.

“Asset Schedule” has the meaning set forth in the Subservicing Agreement.

“Assigned Contracts” means only (a) those Contracts listed on part (a) of Schedule 1.01(a), (b) the Jacksonville Lease, (c) third-party origination Contracts with the third party originators listed on part (c) to Schedule 1.01(a) and (d) the Private Servicing Agreements listed on part (d) to Schedule 1.01(a), which will be assigned to Purchaser pursuant to Section 5.03(g).

“Assignment Fees” has the meaning set forth in Section 5.13.

“Assignment and Assumption Agreement” means one or more assignment and assumption agreements entered into on the Closing Date by Purchaser and Seller and any other applicable parties in the form and substance mutually agreed to by Purchaser, Seller and any other applicable parties pursuant to which the related Seller or will assign its or their rights and obligations under certain Assigned Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Audit Firm” has the meaning set forth in Section 5.18.

“Audited Statements” has the meaning set forth in Section 5.18.

“Balance Sheet Date” means June 30, 2024.

“Bill of Sale” means the bill of sale entered into on the Closing Date by Purchaser and Seller in the form mutually agreed to by Purchaser and Seller.

“Bonus Accrual Amount” means the aggregate amount of bonuses, commissions and any other cash-based incentives that are accrued by Seller or its Affiliates but unpaid as of the Closing with respect to all Transferred Employees.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information (written or otherwise) related to the Business, in any form or medium, that is confidential, proprietary or otherwise not generally available to the public.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, effective as of May 31, 2024, by and between Purchaser and Seller.

“Contract” means any legally enforceable agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.

“Copyrights” means copyrights (registered and unregistered for both published and unpublished works), copyrightable works and works of authorship (whether or not copyrightable, including Software), rights in databases and data collections, moral and economic rights of authors and inventors, and all registrations, applications, renewals, extensions, amendments, modifications, restorations, and reversions thereof.

“Data Privacy and Security Requirements” means (a) all Applicable Laws relating to the collection, access, storage, use, disclosure, retention, transfer, or any other processing of Personal Information, including, the Gramm-Leach-Bliley Act and state financial privacy laws, the Fair Credit Reporting Act and state credit-reporting laws, state insurance privacy laws, the Federal Trade Commission Act, the California Consumer Privacy Act, the Telephone Consumer Protection Act, CAN-SPAM Act, and/or Fair Debt Collection Practices Act; (b) all Applicable Laws concerning the privacy, data protection, cybersecurity and/or information security of Personal Information, and/or Seller IT Assets, including laws concerning incident and/or breach notification, such as (without limitation) 23 NYCRR Part 500, and any state data breach notification laws; (c) all Contracts to which Seller is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of data, Personal Information, or Seller IT Assets; (d) Seller’s internal, external, and/or posted policies and notices relating to Personal Information and/or to the privacy, data protection, cybersecurity and/or information security of Personal Information and/or the Seller IT Assets, and the Seller’s Program (as such term is defined in Section 3.11(d)); (e) the Payment Card Information Data Security Standards and any other applicable standard of the Payment Card Industry Council; and (f) Federal Financial Institutions Examination Council Information Technology Examination Handbook, or any applicable regulator and/or examination handbook or manual, regulatory guidance, circulars, or other regulatory materials relating to IT or cybersecurity.

“Disclosure Schedules” means the Schedules and the Purchaser Schedules.

“Domain Names” means Internet domain name registrations, electronic addresses, websites, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet.

“Employee” means (i) any individual (other than an Optional Employee or a TPO Ops Employee) who, as of immediately prior to the Closing, is employed by Seller or an Affiliate of Seller and primarily provides services to the Business (other than employees with general corporate functions (including, without limitation, finance and accounting, human resources, sales and legal)), (ii) approximately [***] of the TPO Ops Employees to be agreed upon in good faith by the Parties no later than five (5) days following the date hereof, (iii) any Optional Employee designated by Purchaser as an Employee, which designation shall be notified by Purchaser to Seller no later than ten (10) Business Days prior to the Closing Date and (iv) any additional individual as agreed between the Parties, in all cases including any such individual who is on medical leave, military leave, leave of absence under the Family Medical Leave Act of 1993, as amended, or under similar state law.

“Employee On Leave” means any Employee on short-term or long-term disability leave or workers’ compensation leave as of immediately prior to the Closing.

“Employee Plans” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (ii) each other equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation and paid time off policy, severance pay plan, policy or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other compensatory or employee benefit plan, agreement, arrangement, program, practice or understanding, in each case that is sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates for the benefit of the Employees (including Optional Employees and TPO Ops Employees).

“Employment Matters” shall mean all matters relating to the employment or engagement of labor or workers, including, matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employment practices; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

“Environmental Laws” shall mean any federal, state or local Applicable Law relating to the protection of the environment or to human health or safety (in the case of human health or safety, as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes Seller.

“Estimated Closing Statement” has the meaning set forth in Section 2.04(c).

“Estimated Purchase Price” has the meaning set forth in Section 2.04(c).

“Excluded Assets” means all assets of Seller other than the Purchased Assets.

“Excluded Employee” has the meaning set forth in Section 7.01(a).

“Excluded Taxes” means, without duplication, (a) any Taxes imposed on, with respect to or relating to the Business, any of the Purchased Assets or any of the Assumed Liabilities for any Pre-Closing Tax Period, (b) any Taxes of, imposed on or with respect to Seller (or any direct or indirect owner of Seller) or its Affiliates for any taxable period (including any Taxes required to be withheld from the Purchase Price or with respect to any other payments or consideration payable hereunder), (c) any Taxes imposed on, with respect to or relating to any Excluded Asset or any Retained Liability for any taxable period, (d) any Taxes arising from or resulting from a breach of any representation or warranty contained in Section 3.08 (in each case, without giving effect to any limitation or qualification as to materiality or knowledge set forth therein or any scheduled exception thereto) or a breach by Seller of any of its covenants and agreements contained in this Agreement, and (e) any Transfer Taxes for which Seller is responsible pursuant to Section 6.03.

“Fannie Mae” means Fannie Mae, formerly known as The Federal National Mortgage Association or any successor thereto.

“FHA” means the United States Federal Housing Administration or any successor thereto.

“Final Closing Statement” has the meaning set forth in Section 2.04(f)(ii).

“Final Purchase Price” has the meaning set forth in Section 2.04(f)(ii).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fraud” with respect to any Person shall mean that: (a) a representation, warranty, disclosure or other statement by such Person was false when made, (b) such Person had actual knowledge that such representation, warranty, disclosure or statement was false when made, (c) such representation, warranty, disclosure or statement was made by such Person with the intent that another Person rely on such representation, warranty, disclosure or statement and (d) such other Person actually relied on such misrepresentation.

“Freddie Mac” means Freddie Mac, formerly known as The Federal Home Loan Mortgage Corporation or any successor thereto.

“Fundamental Rep and Warranty Survival Period” means the period commencing from the Closing Date through the last day of the thirty-six (36) month anniversary of the Closing Date.

“Fundamental Representations” means, (a) with respect to Seller’s representations and warranties, the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), Section 3.18 (Brokers); Section 3.19 (Agency Approvals and Good Standing); and Section 3.20(a) (Title to the Purchased Assets); and (b) with respect to Purchaser’s representations and warranties, the representations and warranties set forth in Section 4.01 (Organization); Section 4.02 (Authority; Enforceability); Section 4.05 (Brokers); and Section 4.07(Financing).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law.

“Ginnie Mae” means the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States of America within HUD, or any successor thereto.

“Governmental Authority” or “Governmental Authorities” means any foreign, domestic, federal, territorial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission or tribunal or any regulatory or administrative body or agency, including any Agency, or any political or other subdivision, department or branch of any of the foregoing, and the agencies in each state where the Business is located or Seller is doing business that regulate and license the servicing activities of the Business and Seller’s personnel or Employees (including Optional Employees and TPO Ops Employees).

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, settlement agreement or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, or radioactive, or otherwise regulated, under any Environmental Law, including any petroleum or any derivative or byproduct thereof, asbestos, or asbestos-containing material, or polychlorinated biphenyls.

“Hire Date” has the meaning set forth in Section 7.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Independent Accounting Firm” means an independent accounting firm of recognized national standing mutually agreeable to Seller and Purchaser.

“Initial Closing Statement” has the meaning set forth in Section 2.04(e).

“Intellectual Property” means any and all intellectual property rights and related proprietary rights, titles, and interests, in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, including those arising from or in respect of the following (whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including both statutory and common law rights): (a) Patents; (b) Marks; (c) Domain Names; (d) Trade Secrets; (e) Copyrights; (f) Software; (g) Internet accounts and names (including social media and social networking accounts and names, social network application IDs, usernames, user identifications and identification numbers), (h) other intellectual or industrial property rights, proprietary rights, and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and (i) rights in documentation and other embodiments of the foregoing (in whatever form or medium, including as issued by any Governmental Authority or like organization).

“Investor” means any of Fannie Mae, Freddie Mac, Ginnie Mae or any public or private investor for whom Seller services or subservices Serviced Mortgage Loans.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Jacksonville Facility” means the real property leased by Seller under the Jacksonville Lease.

“Jacksonville Lease” means that certain Lease Agreement, dated as of July 25, 2022, by and between Flagstar Bank, FSB and CCP Baymeadows, LLC.

“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP).

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, community property interest, equitable interest, right of first refusal, easement, servitude, right of way, any lease in the nature thereof, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and any lien or charge arising by statute or other Applicable Law, which secures the payment of a debt or the performance of an obligation.

“Loan Sale Agreements” has the meaning set forth in Section 3.16(a).

“Loss” or “Losses” means any and all direct, actual and out-of-pocket damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, Taxes, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements).

“Marks” means, in any and all jurisdictions worldwide (whether or not capable of registration, registered, or not registered), all trademarks, service marks, trade names, trade dress, slogans, logos, brand names, corporate names and other designations and indicia of origin or other business identifiers (including “doing business as” names), in each case, together with all translations, annotations, derivations, and combinations of any of the foregoing, and all common law rights thereto, together with the goodwill associated with each of the foregoing, and all applications, registrations, renewals and extensions thereof.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have (i) a material adverse effect upon the financial condition, business, or results of operations of the Business and the Purchased Assets, or (ii) a material adverse effect on the Seller’s ability to the transactions contemplated herein or to perform their obligations under this Agreement and the Transaction Agreements; provided, however, that in no event shall any of the following matters shall be deemed, either alone or in combination, constitute or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a Material Adverse Effect under the preceding clause (i): (a) general economic conditions in the capital or financial markets or the industries or businesses in which the Business is operated, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, or credit markets), (c) any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, (d) any conditions resulting from natural or manmade disasters or acts of God, (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Applicable Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or binding interpretation thereof following the date of this Agreement, (f) changes in any Applicable Law or GAAP occurring after the date hereof, (g) the failure, in and of itself, of the financial or operating performance of Seller or the Business to meet projections, forecasts or budgets for any period (it being understood that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred), and (h) actions taken or not taken by Seller at the express written request of (or with the prior written consent of) Purchaser, except, in the case of the foregoing clauses (a) through (f), to the extent that the Business is disproportionately adversely affected thereby relative to other similarly situated Persons operating in the industries in which the Business operates.

“Material Vendors” has the meaning set forth in Section 3.16(d).

“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a Lien on real property with respect to the Mortgage Loans.

“Mortgage Loans” means any individual mortgage loan secured by a 1-to-4 family residential property, whether in the form of a mortgage, deed of trust, or other equivalent security instrument creating a Lien on such property of a mortgagor located in the United States.

“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by an obligor(s) on a Mortgage Note and secured by a Mortgage.

“Mortgage Servicing Rights” has the meaning set forth in the Subservicing Agreement.

“MSR Purchase Agreement” means the Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, dated as of the date hereof, by and between Purchaser and Seller.

“Notice of Acceptance” has the meaning set forth in Section 2.04(f)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.04(f)(ii).

“OFAC” has the meaning as set forth in Section 3.10(e).

“Off-the-Shelf Software” means any Software, data or services (including Software provided as a service) that is generally available on a commercial basis by a “shrink-wrap,” “click-wrap,” “click-through,” “browse-wrap,” “off-the-shelf,” or other generally-available end-user non-exclusive license of standard and reasonable terms.

“Optional Employees” means the employees of Seller and its Affiliates who are (i) engaged in TPO Sales Support, Capital Markets, Corporate/Shared Services, Secondary Marketing, Digital & MIS or Mort Sales Support or (ii) the management team of Servicing CEC (Call Center).

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, bylaws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means in any and all jurisdictions worldwide (whether or not capable of registration, registered or not registered) all patents and patent applications, design patents and industrial designs, statutory invention registrations, utility models, inventions and discoveries, as well as all improvements thereto, including all continuations, divisionals, continuations-in-part, continued prosecutions, provisionals, and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof, and shop rights therefor.

“Periodic Taxes” has the meaning set forth in Section 6.01.

“Permit” means any permit, license, certificate, approval, consent, franchise, registration, filing, accreditation or other similar authorization required by any law or Governmental Authority.

“Permitted Liens” means: (a) Liens that relate to Taxes that are not yet due and payable, or are not yet delinquent, or are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (b) Liens solely related to any Excluded Assets or Retained Liabilities of Seller; (c) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens for amounts for which there is no default or that are not yet delinquent or are being contested in good faith; (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Business’s present uses or occupancy of such real property or (e) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any data, information, and/or record that, alone or in combination with other information, identifies, allows the identification, or is capable of being directly or indirectly linked to or associated with, an individual, and any information or data derived or inferred therefrom that is in the possession, custody or control of Seller or its Affiliates, or that is held on Seller’s or its Affiliates’ behalf. For clarity, and without limiting the generality of the foregoing, Personal Information includes any data, information, or record that constitutes “personally identifiable information,” “nonpublic personal information,” “nonpublic information,” “consumer reports,” or any other similar type of data described by, defined by, or subject to any Applicable Laws concerning privacy, data protection, cybersecurity and/or information security.

“Policy” or “Policies” has the meaning set forth in Section 3.21.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Private Servicing Agreement” means each Servicing Agreement pursuant to which Seller performs servicing or subservicing functions with respect to Serviced Mortgage Loans on behalf of an Investor (other than any Agency), excluding any Mortgage Loans for which Seller owns the related Mortgage Servicing Rights.

“Private Servicing Agreement Consents” means all consents, approvals, no-downgrade letters or other authorizations required pursuant to applicable Private Servicing Agreements prior to the delegation and/or assignment to Purchaser of the servicing or subservicing of Serviced Mortgage Loans pursuant to such Private Servicing Agreements and/or pursuant to the Subservicing Agreement.

“Proposed Adjustments” has the meaning set forth in Section 2.04(f)(ii).

“Public Software” means any Software that is or contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models, including any Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards

Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org or the Free Software Foundation at www.fsf.org, or otherwise are identified as “free software,” “copyleft,” or “open source software” or under similar license terms.

“Purchase Price” means an amount that is the sum of (a) $200,000,000.00, minus (b) the Tangible Net Book Value Shortfall plus (c) the Purchased Technology Purchase Price.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Purchased Intellectual Property” has the meaning set forth in Section 2.01(a)(iv).

“Purchased Software” means the Software included in the Purchased Assets, together with any Software delivered and licensed to Purchaser under the Software License Agreement.

“Purchased Technology Purchase Price” has the meaning set forth in Section 2.04.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 8.03(c).

“Purchaser’s Knowledge” means the actual and current knowledge of John Fietz, Kurt Johnson and Ethan Elzen after due inquiry of their direct reports.

“Purchaser Indemnified Parties” means Purchaser, its Affiliates and their respective, Representatives, successors and permitted assigns.

“Purchaser Schedules” means the Purchaser Schedules attached to this Agreement, dated as of the date hereof, delivered by Purchaser in connection with this Agreement.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third-parties, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Rep and Warranty Survival Period” means the period commencing from the Closing Date through the last day of the eighteen (18) month anniversary of the Closing Date.

“Representatives” means, in respect of any Person that is an entity, such Person’s stockholders, partners, members, officers, directors, managers, employees, advisors, attorneys, custodians and agents.

“Required Approvals” means any approval, consent, authorization or permit of, action or waiver by, filing with or delivery of notice to any Governmental Authority listed in Schedule 1.01(d).

“Retained Business IP” means the Retained Intellectual Property used, held for use, or practiced in connection with the Business.

“Retained Intellectual Property” means all Intellectual Property owned or sublicensable by Seller or any of its Affiliates other than the Purchased Intellectual Property.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Retained Liabilities” means all Liabilities of Seller other than the Assumed Liabilities (including, for the avoidance of doubt, Excluded Taxes).

“Retained Other Liabilities” means all Retained Liabilities other than the Retained Pre-Closing Business Liabilities.

“Retained Pre-Closing Business Liabilities” means Retained Liabilities related to or arising out of the Business that are related to the period prior to the Closing.

“Sample Closing Statement” has the meaning set forth in Section 2.04(a)

“Schedules” means the Schedules attached to this Agreement, dated as of the date hereof, delivered by Seller in connection with this Agreement.

“Security Incident” means any of the following to the extent it arises from or relates to the Business and/or the Purchased Assets: (a) actual or reasonably suspected unauthorized acquisition, use, disruption, loss, disclosure, modification, destruction, or access to or of Personal Information or Seller IT Assets, including any of the foregoing that requires or has required notification to any Person and/or Governmental Authority under any Data Privacy and Security Requirement; (b) any event or occurrence that is otherwise considered a security incident, breach, breach of the security of the system, account data compromise, security event, cybersecurity event, or similar event under any Data Privacy and Security Requirement; and (c) any compromise through which Seller IT Assets and/or Seller Data were adversely affected by malicious code (such as, without limitation, ransomware, viruses, Trojan horses, drop-dead devices, or time bombs) or through which the access to or operation of the Seller IT Assets or Seller Data was interrupted, disrupted, or otherwise impeded.

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 8.02(d).

“Seller Data” means any Personal Information or Confidential Information in Seller’s possession, custody, control, including any information processed by Seller IT Asset.

“Seller Indemnified Parties” means Seller and its Affiliates, Representatives, successors and permitted assigns.

“Seller’s Program” has the meaning set forth in Section 3.11(d).

“Seller IT Assets” means the information technology assets used in connection with the operation of the Business or that are included in the Purchased Assets, irrespective of whether physical, virtual, or cloud-based, including the Software, systems, servers, computers, hardware, firmware, middleware, workstations, tablets, phones, peripheral devices, networks, data communications lines, quality assurance and customer delivery equipment, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Seller’s Knowledge” means the actual and current knowledge of Lee Smith, James Campbell and Rich Hoffman, in each case, after due inquiry.

“Serviced Mortgage Loan” means any Mortgage Loan with respect to which Seller owns the applicable Mortgage Servicing Rights or otherwise acts as subservicer or servicer of Mortgage Loans pursuant to a Servicing Agreement.

“Serviced Mortgage Loan Servicing File” means the items, which may be in electronic image form, pertaining to a particular Serviced Mortgage Loan including, but not limited to, the computer files, data disks, books, records, data tapes, notes, Mortgage Loan documents and all additional documents generated as a result of or utilized in originating and/or servicing or subservicing each Serviced Mortgage Loan, which are delivered by Seller to the subservicer on (or about) each Servicing Transfer Date.

“Servicing Agreement” means any Contract pursuant to which Seller is obligated to an Investor to service or subservice Serviced Mortgage Loans.

“Servicing Rights” means (a) all rights and obligations in connection with administering and servicing the applicable Mortgage Loans, (b) all rights to receive fees and income, including any servicing fees and advance reimbursements, with respect to a Mortgage Loan, (c) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Laws or Contracts, (d) all accounts and other rights to payment related to any of the property described in this definition, including all rights to expenses, indemnities, penalties, premiums, damages and other similar amounts with respect to a Mortgage Loan, (e) possession and use of any and all credit and servicing files and other books and records pertaining to a Mortgage Loan, (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (g) all rights, powers and privileges incident to any of the foregoing.

“Servicing Transfer Date” means the date on which the Purchaser will assume the actual servicing or subservicing of a Serviced Mortgage Loan, which with respect to each SSA Mortgage Loan, shall be the related Transfer Date and with respect to any other Serviced Mortgage Loan other than an SSA Mortgage Loan, the servicing transfer date set forth in the related Assignment and Assumption Agreement, if applicable, or such date agreed to by Seller and Purchaser.

“Servicing Transfer Instructions” has the meaning set forth in the Subservicing Agreement.

“Sexual Misconduct Allegation” has the meaning set forth in Section 3.12(k).

“Shared Contract” means any Contract entered into prior to the Closing with a third party to which Seller or any of its Affiliates is a party that does not exclusively relate to the Business or the Purchased Assets but inures to the benefit or burden of both the Business or the Purchased Assets on the one hand, and the Excluded Assets or any other business of Seller on the other hand, other than any Contracts the benefits of which are delivered under the other Transaction Agreements.

“Software” means all computer software, programs, applications (including apps, applets, and mobile apps), libraries, and code, including all electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications and software (including source code and object code (in any form or format), all applications and software installed on all hardware and equipment), and all data, databases, and documentation related to the foregoing, including user manuals, training materials, flow charts, specifications, developer notes, comments and annotations.

“Software License Agreement” has the meaning set forth in Section 5.11.

“SSA Mortgage Loan” means any Mortgage Loan subserviced by Purchaser pursuant to the Subservicing Agreement.

“Straddle Period” has the meaning set forth in Section 6.01.

“Subservicing Agreement” means the subservicing agreement to be entered into as of the Closing Date by and between Purchaser and Seller, in a form to be mutually agreed by such parties, including the applicable schedules and attachments thereto.

“Tangible Net Book Value” means, as of any time, the tangible net book value (which may be positive or negative) of the Purchased Assets and Assumed Liabilities, calculated in accordance with the Accounting Principles.

“Tangible Net Book Value Shortfall” means, if (and only if) the Tangible Net Book Value at Closing minus the Bonus Accrual Amount results in a negative amount, the absolute value of such amount, and in all other cases, zero.

“Tax” or “Taxes” means (a) all taxes, assessments, fees and other similar charges imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a).

“Tax Returns” means any report, return, information statement, schedule, attachment, payee statement or other information provided or required to be provided to any Governmental Authority with respect to Taxes or any amendment thereof, and any related work papers.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” means December 31, 2024.

“Termination Fee” means $30,000,000.

“Third-Party Claim” means, with respect to any indemnified party, a claim or demand made by any Person (other than a Party, any of its equity holders or any Affiliate thereof) against such indemnified party.

“Third-Party Consents” means the Private Servicing Agreement Consents and any consent, approval or notice required in respect of any third-party to assign the other Assigned Contracts pursuant to this Agreement.

“TPO Ops Employees” means the 397 TPO Ops (Fulfillment) employees of Seller and its Affiliates who have been identified to Purchaser as of the date hereof as possibly providing services to the Business, as updated periodically to reflect ordinary course terminations and replacement hires.

“Trade Secrets” means trade secrets, inventions (whether patentable or not and whether or not reduced to practice), know-how and rights in Confidential Information, including ideas, research and development information and plans, models, formulae, patterns, algorithms, procedures, compilations, data, databases, data collections, drawings, methods, techniques, procedures, processes, protocols, specifications, architectures, blueprints, layouts, look-and-feel, client lists, supplier lists, pricing and cost information, business and marketing plans and proposals, technical information, manuals, user guides, flow charts, training materials, and all rights in embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Transaction Agreements” means, collectively, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement(s) to be executed at Closing, the Assignment and Assumption Agreement of Lease Agreement, the Subservicing Agreement and if applicable, the Software License Agreement.

“Transfer” means to sell convey, transfer, assign and deliver.

“Transfer Date” has the meaning set forth in the Subservicing Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.03.

“Transferred Employees” has the meaning set forth in Section 7.01(a).

“Transition Services Agreement” means a transition services agreement to be entered into as of the Closing Date by and between Purchaser and Seller, in a form to be mutually agreed by such parties, including the applicable schedules and attachments thereto.

“Transitional Marks” has the meaning set forth in Section 5.12.

“Treasury Regulation” means the regulations promulgated by the United States Department of Treasury pursuant to and in respect of provision of the code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unreimbursed Advances” means the amount of principal and interest advances, taxes and insurance advances, corporate advances, servicing advances and delinquency advances made to an Investor and all related Receivables made or held by Seller in connection with the Private Servicing Agreements and, to the extent not transferred to Purchaser pursuant to the MSR Purchase Agreement, any advances or related Receivables made or held by Seller in connection with the Servicing Agreements with Ginnie Mae, Fannie Mae or Freddie Mac, in each case, for which Seller has not been reimbursed as of the Closing.

“Unresolved Adjustments” has the meaning set forth in Section 2.04(g).

“Unresolved Balance” has the meaning set forth in Section 2.04(g).

“USDA” means the United States Department of Agriculture and any successor thereto.

“VA” means the United States Department of Veterans’ Affairs or any successor thereto.

“Virus” means any virus, malware, trojan horse, worm, back door, time bomb, key lock, drop dead device or other Software, routine, contaminant or effect designed to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the operation or functionality of any Software or other Seller IT Asset, or the security or integrity of the data, information or signals such Software or Seller IT Asset produces, transmits, or receives.

“WARN Acts” has the meaning set forth in Section 3.12(j).

“Wire Instructions” means the wire instructions of the Parties set forth on Schedule 1.01(e) pursuant to which any payments due to the Parties in accordance with this Agreement will be made.

II. PURCHASE AND SALE

2.01 Assets.

(a) Purchased Assets. Purchaser will acquire from Seller, and Seller will Transfer, or cause to be Transferred, to Purchaser, as of the Closing, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the assets of Seller set forth below (the “Purchased Assets”; for the avoidance of doubt, the Purchased Assets do not include the assets purchased pursuant to the MSR Purchase Agreement):

(i) prepaid expenses, guaranties, warranties, credits, indemnities, deposits and similar rights related to the Purchased Assets or the Assumed Liabilities;

(ii) All Assigned Contracts, including any rights, interests, claims and benefits of Seller under, pursuant to, or associated with, the Assigned Contracts;

(iii) furniture, fixtures, equipment (other than computers and technology equipment), vehicles, tools and other tangible personal property owned by Seller and located at the Jacksonville Facility as of the Closing Date, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person;

(iv) the assets acquired by Purchaser in accordance with Section 2.04(a), if any, together with all Intellectual Property embodied therein or thereby (“Purchased Intellectual Property”);

(v) all books and records pertaining solely to, or used solely for, the Purchased Assets and the Business (but excluding, for the avoidance of doubt, any Tax Returns of Seller or its Affiliates that relate solely to Taxes attributable to taxable periods ending on or prior to the Closing Date or other Taxes for which Seller is responsible hereunder); provided, for the avoidance of doubt, Seller shall use its commercially reasonable efforts to provide any books and records that relate to, or are used for, the Purchased Assets and Business (but do not solely relate to the Purchased Assets or the Business) to Purchaser and may redact or remove any information included therein that is not relevant to the Purchased Assets or the Business (and solely the portion of such information that is not relevant);

(vi) all causes of action, lawsuits, judgments, claims, counterclaims, and demands of any nature available to or being pursued by Seller, in each case, to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; and

(vii) all goodwill associated with the foregoing.

(b) Excluded Assets. At the Closing, Purchaser will not purchase, acquire or otherwise obtain any of Seller’s right, title or interest in any Excluded Assets.

2.02 Liabilities.

(a) Assumed Liabilities. Effective after the Closing, Purchaser will assume and agree to pay, perform, be solely responsible for and discharge the following specific Liabilities of Seller arising out of or relating to the Purchased Assets or the Business (the “Assumed Liabilities”):

(i) all Liabilities arising out of or relating to the ownership of the Purchased Assets and operation of the Business to the extent related to the period from and after Closing;

(ii) all Liabilities arising out of or relating to the performance and discharge of the Assigned Contracts for the period from and after Closing which (A) do not arise from the failure to perform, improper performance, or other breach, default or violation by Seller or any of its Affiliates under or with respect to any representation, warranty, covenant, agreement, obligation or undertaking under or pursuant to such Assigned Contract occurring prior to the Closing or (B) do not arise out of a warranty, indemnification or similar obligation of Seller or its Affiliates to compensate or hold harmless a customer under such Assigned Contract in respect of products or services furnished prior to Closing;

(iii) all Liabilities assumed under Article VII; and

(iv) any Liabilities that would otherwise have been Retained Pre-Closing Business Liabilities but that are in excess of the Cap or that arise after the expiration of the Fundamental Rep and Warranty Survival Period.

(b) Retained Liabilities. Notwithstanding any other provision of this Agreement, Purchaser is not assuming and will not be liable for any Retained Liabilities.

2.03 Closing; Closing Deliveries.

(a) Closing. Subject to Section 5.18, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:59 p.m. New York time by e-mail transmission on the date on which the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchaser and Seller may agree in writing (the date on which the Closing occurs, the “Closing Date”).

(b) Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) the Estimated Purchase Price by wire transfer of immediately available federal funds pursuant to the Wire Instructions;

(ii) the Purchaser Closing Certificate;

(iii) the Bill of Sale, duly executed by Purchaser;

(iv) the Assignment and Assumption Agreement, duly executed by Purchaser;

(v) the Assignment and Assumption of Lease Agreement, duly executed by Purchaser;

(vi) the Transition Services Agreement, duly executed by Purchaser;

(vii) the Subservicing Agreement, duly executed by Purchaser; and

(viii) such other documents and instruments as may be reasonably required by Seller to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(c) Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the Seller Closing Certificate;

(ii) a certificate of an officer of Seller, given by such officer on behalf of Seller and not in such officer’s individual capacity, certifying as to the resolutions duly and validly adopted by the board of directors (or similar governing body) of Seller evidencing their authorization of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby;

(iii) a properly completed and duly executed IRS Form W-9 of Seller;

(iv) the Bill of Sale, duly executed by Seller;

(v) the Assignment and Assumption Agreement, duly executed by Seller;

(vi) the Assignment and Assumption of Lease Agreement, duly executed by Seller;

(vii) the Transition Services Agreement, duly executed by Seller;

(viii) the Subservicing Agreement, duly executed by Seller;

(ix) the Advance Schedule; and

(x) such other documents and instruments as may be reasonably required by Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(d) Schedule Updates. Seller shall deliver to Purchaser (x) a list of all Unreimbursed Advances as of the Closing Date on the Closing Date (the “Advance Schedule”) and (y) an updated version of Schedule 1.01(a) within 30 days from the date of this Agreement listing all of the Assigned Contracts as required hereunder; provided, that any disagreement raised by Purchaser related to information provided on such schedules will be reconciled by the Parties in connection with the Purchase Price adjustment contemplated by Section 2.04. For clarity, the Parties agree that part (c) to Schedule 1.01(a) delivered to Purchaser by Seller on the date of this Agreement shall list a true, correct and complete list as of the date hereof of the third party originator counterparties to the third-party origination Contracts that constitute the Assigned Contracts.

2.04 Purchase Price.

(a) From the date of this Agreement until five (5) Business Days prior to the Closing, Purchaser shall have the right (but not the obligation) to acquire any or all of certain additional assets of Seller identified on Schedule 2.04(a) at such price(s) set forth therein under the column “Book Value” upon written notice to Seller (the aggregative purchase price for any such assets acquired by Purchaser, the “Purchased Technology Purchase Price”). Upon delivery of such notice to Seller, any such asset shall be deemed a Purchased Asset and subject to the terms hereunder (including, for clarity, Section 5.01). If any time from the date of this Agreement until five (5) Business Days prior to the Closing, Seller desires to sell, transfer or otherwise dispose of any of the assets set forth on Schedule 2.04(a), Seller shall provide prior written notice to Purchaser at least ten (10) days prior to entering into discussions with a third party or entering into any Contract in connection therewith, and Purchaser shall have the right, within such ten (10) day period and upon written notice to Seller, to acquire any such asset for the price of such asset set forth on Schedule 2.04(a) under the column “Book Value”.

(b) Schedule 2.04(b) sets forth, for illustrative purposes only, a calculation of the Tangible Net Book Value as of the Balance Sheet Date (the “Sample Closing Statement”), including the asset and liability line items included in the calculation of the Tangible Net Book Value, prepared in accordance with the Accounting Principles.

(c) At least five (5) Business Days before the Closing, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Purchase Price, which statement will be prepared consistent with the Sample Closing Statement with respect to the calculation of Tangible Net Book Value (such estimated amount, the “Estimated Purchase Price”). Seller shall prepare the Estimated Closing Statement in accordance with this Agreement and the Accounting Principles.

(d) At the Closing, in consideration for the purchase of the Purchased Assets and consummation of the transactions contemplated by this Agreement, Purchaser shall pay the Estimated Purchase Price to Seller pursuant to Section 2.03(b)(i) subject to reconciliation in accordance with this Section 2.04.

(e) Within sixty (60) days after the Closing, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Purchase Price. Purchaser shall prepare the Initial Closing Statement in accordance with this Agreement and the Accounting Principles.

(f) Seller will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date it receives the Initial Closing Statement. During such thirty (30) day period, Seller and its Representatives will have reasonable access, upon reasonable advance written notice, to the books and records of the Business, to work papers prepared by Purchaser or Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as Seller may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, however that such access does not materially interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, Seller shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are proposed by Seller to Purchaser’s calculation of the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors, inaccurate amounts or based on the Purchase Price not being calculated in accordance with this Agreement and the Accounting Principles) and the adjustments that, in Seller’s view, should be made to the calculation of Purchase Price in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”);

provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Closing Statement” and “Final Purchase Price,” respectively.

(g) If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment; provided, however, that if Purchaser fails to notify Seller of any disagreements with respect to the Proposed Adjustments within such thirty (30) day period, then the Proposed Adjustments shall be deemed incorporated in the Final Closing Statement and the Final Purchase Price and each shall be final and binding upon parties. If Purchaser timely delivers notice of rejection of items in the Proposed Adjustment, thereafter, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as Seller and Purchaser may mutually agree in writing), then, at the request of either Seller or Purchaser, the Unresolved Adjustments will be submitted to the Independent Accounting Firm or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar Purchase Price adjustment disputes. Each Party shall submit to the Independent Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller, and shall make available to the Independent Accounting Firm the books and records of the Business, work papers prepared by Purchaser, Seller, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Independent Accounting Firm may request. The scope of the review by the Independent Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 2.04, as applicable, a calculation of the Purchase Price; and (iii) an allocation of the fees and expenses of the Independent Accounting Firm determined in accordance with the formula specified below in this Section 2.04(g). The Independent Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference Purchaser and Seller shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Independent Accounting Firm without the prior written consent of the other Party. The Independent Accounting Firm is not entitled to, and the Parties shall not individually request the Independent Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Independent Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Independent Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Purchase Price by the Independent Accounting Firm and the statement prepared by the Independent Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the “Final Purchase Price” and the “Final Closing Statement,” respectively, and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 2.04(g) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100.00, and the written determination of the Independent Accounting Firm states that $80.00 of the Unresolved Balance is resolved in Purchaser’s favor and $20.00 of the Unresolved Balance is resolved in Seller’s favor, Purchaser would bear 20% of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 2.04 shall be borne by such Party.

(h) If the Final Purchase Price is greater than the Estimated Purchase Price, then Purchaser shall pay to Seller by wire transfer of immediately available funds to the account or accounts that Seller designates in writing to Purchaser, an amount in federal funds equal to such difference. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to the account Purchaser designates in writing to Seller, an amount in federal funds equal to such difference. In either case, such payment shall be made within five (5) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 2.04.]

(i) The Parties shall treat any payments made pursuant to this Section 2.04 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

2.05 Allocation of Purchase Price.

(a) Within ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Seller an allocation of the aggregate of the Purchase Price (as defined in this Agreement) and the Purchase Price (as defined in the MSR Purchase Agreement) (including in consideration of the Assumed Liabilities or any other amounts treated as consideration) (the “Allocation Schedules”) among (i) the Purchased Assets together with (ii) the Servicing Rights, Advances, Custodial Funds and Mortgage Files for the Mortgage Loans (in each case, as those terms are defined in the MSR Purchase Agreement) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(b) If Seller does not object to the Allocation Schedules within thirty (30) days of its receipt of the Allocation Schedules, the Allocation Schedules will become final and binding upon Purchaser and Seller. If Seller objects in writing within such thirty (30)-day period to any item in the Allocation Schedules, Seller and Purchaser will negotiate in good faith to resolve the dispute. If they cannot resolve the dispute within fifteen (15) days, Seller and Purchaser will engage the Independent Accounting Firm to resolve the dispute. As promptly as practicable thereafter, but in any event within thirty (30) days of engaging the Independent Accounting Firm, Purchaser and Seller will each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of the dispute to the Independent Accounting Firm. As soon as practicable thereafter, but in any event within thirty (30) days of the submission of each such Party’s presentation to the Independent Accounting Firm, Purchaser and Seller will cause the Independent Accounting Firm to choose one of such Parties’ positions or a compromise position determined by the Independent Accounting Firm, based solely upon the presentations by Purchaser and Seller. Purchaser and Seller will share the expenses of the Independent Accounting Firm equally. All determinations made by the Independent Accounting Firm will be final, binding and conclusive upon Purchaser and Seller.

(c) The Allocation Schedules shall be reflected on a completed IRS Form 8594 (Asset Acquisition Statement under Section 1060), which will be timely filed separately by Seller and Purchaser with the IRS to the extent required under Section 1060(b) of the Code and the Treasury Regulations thereunder. Purchaser, on the one hand, and Seller, on the other hand, each agrees not to take any position inconsistent with this Section 2.05 on any Tax Returns, unless required by a final determination as defined in Section 1313 of the Code or with the consent of the other Party. Purchaser, on the one hand, and Seller, on the other hand, each agrees to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedules. Upon any adjustment to the Purchase Price (as defined in this Agreement) or the Purchase Price (as defined in the MSR Purchase Agreement) or to any amount treated as consideration, Purchaser and Seller shall adjust the Allocation Schedules in a manner consistent with the principles set forth in this Section 2.05.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, which Schedules shall be arranged in sections corresponding to the numbered sections and subsections contained in this Article III, Seller hereby represents and warrants to Purchaser as follows:

3.01 Organization. Seller is duly organized, validly existing and in good standing under all laws of the United States. Seller is duly qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not reasonably be expected to be material to Seller or the Business.

3.02 Authority; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller, and no other action on the part of Seller or Seller’s board of directors (or similar governing body) is necessary pursuant to its Organizational Documents or the laws of the jurisdiction of its organization to authorize this Agreement or any of the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement will be duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes or will constitute a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

3.03 Non-Contravention. Subject to the receipt of the Required Approvals and Third-Party Consents, the execution, delivery and performance of this Agreement and the Transaction Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby and the compliance by Seller with the applicable terms and conditions hereof or thereof, do not and will not materially conflict with or materially violate, result in a material breach or material default (or an event which with notice or the passage of time or both could become a material breach or material default) under, require any consent or approval, authorization or other action by, or notification to, any third party, give rise to a right of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation, cancellation or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets under, or result in the grant, loss or impairment of any license or other rights with respect to any Purchased Intellectual Property (a) the Organizational Documents of Seller, (b) any Applicable Law or Governmental Order applicable to Seller or by which any of the Purchased Assets is bound, (c) any Assigned Contract or (d) any Permit of Seller.

3.04 Governmental Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, does not and will not require any consent, approval, authorization or permit of, action or waiver by, filing with or delivery of notice to, any Governmental Authority, except for those listed in Schedule 3.04.

3.05 Financial Statements.

(a) True, correct and complete copies of an unaudited balance sheet setting forth the assets and liabilities of the Business as of the Balance Sheet Date (referred to herein as the “Financial Statements”) have been made available to Purchaser.

(b) The Financial Statements (i) have been prepared in accordance with the books of account and other financial records of Seller, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis as at the dates and for the periods presented, and (iii) present fairly in all material respects the financial position and the results of operations and cash flows of the Business as of the dates and for the periods presented.

(c) The books, records and accounts of Seller accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of Seller and Seller maintains internal accounting controls that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (ii) transactions are executed, and access to their assets is permitted, only in accordance with management’s authorization, and (iii) the reporting of its assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2023, none of Seller or Seller’s independent registered accountants has identified (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting utilized by Seller, (ii) any fraud, whether or not material, that involves the management or other employees of Seller who have a significant role in Seller’s preparation of financial statements or internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing which was presented to the senior management of Seller.

3.06 Absence of Undisclosed Liabilities. There are no Liabilities of Seller of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against in the Financial Statements, including any notes thereto (b) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practices or (c) as would not reasonably be expected to be material to the Business.

3.07 Absence of Certain Changes or Events. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course, consistent with past practices, and there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

3.08 Taxes.

(a) All income and other material Tax Returns required to be filed by Seller or any of its Affiliates with respect to the Purchased Assets or the Business have been duly and timely filed (or have been timely filed on its behalf) and each such Tax Return is true, correct and complete in all material respects.

(b) All income and other material Taxes owed by Seller or any of its Affiliates with respect to the Purchased Assets or the Business that have become due have been paid in full.

(c) There are no Liens on any of the Purchased Assets currently existing, pending or threatened in writing that are related to Taxes, other than Taxes that are not yet due and payable and for which adequate reserves have been established therefor.

(d) There is no dispute or claim concerning any Tax Liability of Seller or any of its Affiliates with respect to the Purchased Assets or the Business either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which Seller has knowledge.

(e) No written claim has ever been made by a Taxing Authority in a jurisdiction where Seller or any of its Affiliates do not file Tax Returns that Seller or any of its Affiliates is or may be subject to taxation in that jurisdiction by reason of its ownership of the Purchased Assets or its conduct of the Business and Seller has no knowledge of any such potential claim regardless of whether or not received in writing by any Taxing Authority.

(f) Seller and its applicable Affiliates have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third-party in connection with the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) Other than as set forth on Schedule 3.08(g), no election has been made, or if made has been subsequently and properly revoked, under IRS Revenue Procedure 91-50, with respect to any Serviced Mortgage Loan.

(h) This Section 3.08 and Section 3.13 constitute the sole representations and warranties of Seller with respect to any Tax matters. None of the representations set forth in this Section 3.08 shall be interpreted as providing any representation, warranty or other assurance regarding any Tax position that Purchaser or any of its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

3.09 Litigation. Except as set forth in Schedule 3.09, since January 1, 2021, there is no, and has not been, any Action pending or, to Seller’s Knowledge, threatened, against Seller arising out of or relating to the conduct of the Business or any of the Purchased Assets (excluding any foreclosure or other customary or routine Action to which Seller is a party as a result of loan servicing activities in the ordinary course of business in compliance with Applicable Requirements). Except as set forth on Schedule 3.09, there is no settlement agreement or similar written agreement that relates to the Business or any Purchased Asset under which Seller or the Business has continuing obligations to make any payments, or that includes any provision that restricts the business activities of the Business or any Purchased Asset or that could reasonably be expected to restrict the business activities of Purchaser or its Affiliates following the Closing.

3.10 Compliance with Law; Permits.

(a) Except as set forth on Schedule 3.10(a), Seller is, and since January 1, 2021, has been, in compliance with all Applicable Requirements applicable to Seller, the Business, or the ownership and use of the Purchased Assets except for any such failure that would not reasonably be expected to be material to the Business. Seller holds all material Permits that are necessary and sufficient to conduct its Business, as presently conducted by it, or for the ownership and use of the Purchased Assets, free and clear of all Liens (other than Permitted Liens), in each case in accordance with Applicable Law.

(b) Schedule 3.10(b)(i) sets forth all Permits issued or granted by Governmental Authorities to Seller in respect of the Business. With respect to all Permits listed in Schedule 3.10(b)(i), except as set forth in Schedule 3.10(b)(ii), since January 1, 2021, (i) Seller has been in compliance in all material respects with all of the terms and requirements of each such Permit; (ii) Seller has not received any written notice, or to the Seller’s Knowledge, any verbal notice, of any cancellation or suspension of any such Permits; (iii) Seller is not and has not been since January 1, 2021, in default or violation of any of the Permits in any material respect; and (iv) there are no proceedings pending, or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Seller is not a party to or subject to any Governmental Order with respect to the Business.

(c) Since January 1, 2021, with respect to the Serviced Mortgage Loans, except as set forth in Schedule 3.10(c)(i), Seller has not incurred any Liability for failure to comply in any material respect with any Applicable Requirements. Except as set forth in Schedule 3.10(c)(ii), since January 1, 2021, Seller has not received (i) any notice of any cancellation or suspension of, or limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Governmental Authority, or (ii) any written notice, or to Seller’s Knowledge, other verbal notice, indicating that any event has occurred or any circumstance exists that would reasonably be expected to result in Seller not maintaining its Servicing Rights in respect of any Servicing Agreement with an Agency or other Investor. Except as otherwise set forth on Schedule 3.10(c), there is no investigation, proceeding or disciplinary action currently pending or, to Seller’s Knowledge, threatened against Seller by a Governmental Authority.

(d) Since January 1, 2020, neither Seller nor any officer, director, or, to Seller’s Knowledge, any employee of Seller or any of its agents or representatives, (i) has used or is using any funds of Seller for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) and the UK Bribery Act of 2010, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) is or has been a Person listed on any sanctions- or export-related restricted party list maintained by OFAC or any other Governmental Authority. Seller has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency or other customer with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-bribery, anti-corruption or similar laws (including, for the avoidance of doubt, export control and customs laws or laws relating to economic sanctions administered by the U.S. government and similar anti-corruption laws).

(e) Neither Seller nor its officers, directors, employees, or agents are a Specially Designated National by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). Seller and its officers and its directors, employees and agents are in compliance with, and have not, since January 1, 2020, violated any export restrictions or other economic sanctions laws, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Applicable Laws, including OFAC sanctions. There is no pending or threatened claim against Seller with respect to OFAC sanctions. Seller has in place controls and systems reasonably designed to ensure compliance with its obligations pertaining to OFAC sanctions in each of the jurisdictions in which Seller does business.

(f) Such other party or parties that are identified in writing by Seller to Purchaser pursuant to the Subservicing Agreement and/or as identified under the related Servicing Agreement is/are the sole owner(s) and holder(s) of the related Serviced Mortgage Loans and/or of the mortgage servicing rights related thereto. Seller has the full right and authority to engage Purchaser to subservice any SSA Mortgage Loans pursuant to the Subservicing Agreement as of the Closing Date. Seller is not in default with respect to Seller’s obligations under any Applicable Requirements in any material respect. Seller has complied, in all material respects, with its obligations, covenants, and all other duties under each Servicing Agreement, and Seller is not in default under any Servicing Agreement in any material respect and, to Seller’s Knowledge, no event or condition exists that, after the giving of notice or lapse of time or both, would constitute an event of default under any Servicing Agreement.

(g) With respect to each Serviced Mortgage Loan, the related Serviced Mortgage Loan Servicing File provided to Purchaser by or on behalf of Seller as of the Closing Date contains all documents, instruments and information necessary to service such Serviced Mortgage Loan in accordance with the Applicable Requirements in all material respects. Each Asset Schedule, Serviced Mortgage Loan Servicing File and servicing transfer tape provided to the Purchaser as of the Closing Date is true, complete and correct in all material respects.

(h) Except as set forth on Schedule 3.10(h), Seller has provided to Purchaser true, correct and complete copies of all correspondence relating to any investigation or examination provided to or by Seller by the SEC or any other Governmental Authority during the past three (3) years in respect of the Business (other than routine examinations or audits which did not result in any fines, Liabilities or remediation).

3.11 Privacy and Data Security.

(a) Complete and correct copies of the privacy and data security policies of Seller have been made available to Purchaser. There is no provision of any such policy that prohibits the sharing of Personal Information between Seller and Purchaser, upon consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, including any provision which contravenes 15 U.S.C. § 6802(e) of the Gramm-Leach-Bliley Act of 1999.

(b) Seller has at all times since January 1, 2020 complied in all material respects and is currently in compliance in all material respects with all applicable Data Privacy and Security Requirements. Seller has adopted and published privacy notices and policies that accurately describe its respective privacy practices in all material respects (consistent with Data Privacy and Security Requirements).

(c) To Seller’s Knowledge, since January 1, 2020, no Person (including any Governmental Authority) has threatened to assert any Action pursuant to any formal or informal notice, or commenced any Action with respect to Seller’s privacy and data security policies or practices, including with respect to any Security Incident. Neither the execution, delivery, performance not consummation of the transactions contemplated under this Agreement will breach any Data Privacy and Security Requirements in any material respect, and Purchaser will have the right and ability to use any Personal Information transferred in connection with this Agreement in a manner consistent with the manner used in the Business prior to the Closing.

(d) Seller implements, maintains, and complies with (and has at all times since January 1, 2020 implemented, maintained, and complied with) an information security program (the “Seller’s Program”) that contains reasonable administrative, physical, and technical safeguards and that (i) complies in all material respects with the Data Privacy and Security Requirements, (ii) is designed to protect the security, confidentiality, integrity, and availability of Seller Data and Seller IT Assets; and (iii) protects Seller Data and Seller IT Assets against Security Incidents. Without limiting the generality of the foregoing, Seller’s Program includes: (1) antivirus tools designed to remove known malicious functionalities from systems or endpoints, (2) virus and malicious code detection and protection products on workstations and servers used in connection with the Business; (3) monitoring Seller IT Assets for newly identified system vulnerabilities, and fixing or patching any identified system or security problem based on the risk rating of the vulnerability; and (4) vendor management policies, procedures, and processes designed to require that all third-party vendors, suppliers, service providers, partners, contractors, and customers comply with the Data Privacy and Security Requirements.

(e) Since January 1, 2020, except as could not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) neither Seller nor any of its Affiliates has experienced a Security Incident, nor, to the Seller’s Knowledge, is any Security Incident currently being experienced or under investigation, and (ii) to Seller’s Knowledge, no vendor, service provider, or supplier of Seller has experienced or is experiencing a Security Incident involving Personal Information maintained on behalf of Seller.

(f) The Seller IT Assets are reasonably sufficient for, and operate and perform in all material respects as required in connection with, the operation of the Business (including as to capacity, scalability and ability to process peak volumes in a timely manner). Except as set forth on Schedule 3.11(f), to Seller’s Knowledge, the Seller IT Assets have, and have had, no material vulnerabilities, errors, or defects that have not been reasonably mitigated, and contain no Viruses.

3.12 Employee Matters.

(a) Schedule 3.12(a)(i) sets forth a correct and complete list of the Employees (but excluding any Optional Employees and TPO Ops Employees) as of the date hereof, Schedule 3.12(a)(ii)(A) sets forth a correct and complete list of the TPO Ops Employees as of the date hereof and Schedule 3.12(a)(ii)(B) sets forth a correct and complete list of the Optional Employees who are engaged in Secondary Marketing, Digital & MIS or Mort Sales Support as of the date hereof. In addition, such Schedules set forth with respect to each such individual: the individual’s name, job title, hire date, current base salary or hourly rate (as applicable), bonus opportunity, visa status (if applicable), principal location of employment, employer’s name, if presently on leave other than vacation, leave status (and currently anticipated duration of leave), and status under the Fair Labor Standards Act and similar applicable state laws (exempt or non-exempt). Except as set forth on Schedule 3.12(a)(iii), Seller is not a party to any Contract with any Employee, other than Contracts (including offer letters) for at-will employment that are terminable at will, without any penalty, Liability or severance obligation incurred by Seller and the employment of each such Transferred Employee is terminable at will, without any penalty, Liability or severance obligation incurred by Seller.

(b) Schedule 3.12(b) sets forth a correct and complete list of the individual independent contractors and consultants engaged by Seller to provide personal services in connection with the Business as of the date hereof.

(c) Seller has not agreed to recognize any union or other collective bargaining representative impacting any of the Employees or the Business, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the Employees or, to Seller’s Knowledge, sought such certification. Seller is not a party to, bound by, or currently negotiating any collective bargaining agreement or other similar labor Contract with a union or other applicable bargaining representative applicable to any Employees or the Business. To Seller’s Knowledge, no union organizational campaign or representation petition is currently pending with respect to any of the Employees or has been within the past three (3) years. During the past three (3) years, there have been no strikes, slowdowns, work stoppages, lockouts or other material labor controversies pending or, to Seller’s Knowledge, threatened against the Business, and there have been no material arbitrations, grievances or unfair labor practice charges or complaints pending or, to Seller’s Knowledge, threatened against the Business.

(d) In relation to the Employees, Seller is not subject to any settlement agreement, conciliation agreement, or consent decree with any Employee or any Governmental Authority relating to claims of any Employment Matters, and, within the past three (3) years, no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, or award, or finding that Seller was or is in violation of Applicable Law with respect to any Employment Matters relating to Seller.

(e) During the past three (3) years, Seller has made timely and proper payment to all Employees and former employees of the Business for all wages, salaries, commissions, bonuses, severance and termination pay, and other compensation due, or otherwise made appropriate accruals for same.

(f) No Employee is employed outside the jurisdiction of the United States. Each Employee has all work permits, immigration permits, visas or other authorizations required by Applicable Law for such individual given the duties and nature of such individual’s employment or services.

(g) Seller has complied, in all material respects, with all Applicable Requirements pertaining to Employment Matters in connection with its operation of the Business. Seller has properly classified all Employees as either “exempt” or “non-exempt,” as applicable, in accordance with the Fair Labor Standards Act and Applicable Requirements under state law. All current independent contractors and consultants providing personal services to Seller in connection with its operation of the Business, as well as any such independent contractors or consultants who have provided personal services to Seller in connection with the Business during the past three (3) years, have been properly classified as independent contractors for purposes of all laws.

(h) There are no pending Actions, or to Seller’s Knowledge, threatened Actions against Seller relating to any Employment Matters with respect to the Business.

(i) Seller is not, in connection with the Business (i) subject to any affirmative action obligations under any Applicable Requirement, or (ii) a government contractor or subcontractor for the purposes of any Applicable Requirement with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(j) During the three (3) years prior to the date hereof, Seller has not, with respect to the Business, effectuated (i) a “plant closing” (as defined either in the Worker Adjustment and Retraining Notification Act or by a similar applicable state law (collectively, the “WARN Acts”)); or (ii) a “mass layoff” (as defined in the WARN Acts). Except as set forth on Schedule 3.12(j), there has not been an “employment loss” (as defined in the WARN Acts) within the preceding ninety (90) days affecting the Employees or the Business. Between five (5) and ten (10) Business Days prior to the Closing Date, Seller will update the information provided in Schedule 3.12(j) and deliver such update to Purchaser.

(k) In the last three (3) years, (i) to Seller’s Knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made related to any Employee or current independent contractor of the Business, and (ii) Seller has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating to any Sexual Misconduct Allegation against Seller related to the Business.

(l) Notwithstanding anything to the contrary herein, all references to Employees in this Article III shall be deemed to include Optional Employees and TPO Ops Employees.

3.13 Employee Benefits.

(a) Schedule 3.13(a) sets forth a true, correct and complete list of each Employee Plan.

(b) All Employee Plans comply and have been administered in form and in operation in all material respects with all Applicable Laws and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(c) Neither Seller nor any of its ERISA Affiliates has now or at any time within the preceding six (6) years had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(d) Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has obtained a favorable determination letter or opinion letter from the IRS that such Employee Plan is qualified under Section 401(a) of the Code and that the trust established thereunder is exempt from Tax under Section 501(a) of the Code, and nothing has occurred or been done or omitted since the date of such letter that would reasonably be expected to adversely affect such qualified or Tax-exempt status. Seller has provided the most recent IRS determination or opinion letter to Purchaser.

(e) Each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies, and has at all times prior to the date of this Agreement complied, both in form and operation, in all respects with the requirements of Section 409A of the Code.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions or actions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any Employees, (ii) increase any benefits otherwise payable or trigger any additional benefits to any Employees or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. The transactions contemplated by this Agreement do not constitute a change in ownership or effective control or a change in the ownership of a substantial portion of the assets for purposes of Sections 280G and 4999 of the Code.

3.14 Real Property. The Jacksonville Lease, and other agreements related thereto, has been made available to Purchaser. The Jacksonville Lease is in full force and effect and is a valid and binding obligation of each Seller party thereto, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. Seller has not assigned, transferred or pledged any interest in the Jacksonville Lease and there are no leases, subleases, licenses or other agreements granting to any other Person the right of use or occupancy of any portion of the Jacksonville Lease. Neither Seller nor, to Seller’s Knowledge, any other party, is in material breach or default under the Jacksonville Lease, and no event has occurred that would constitute a material breach or default (or an event which, with notice or the passage of time or both, would become a material breach or default) on the part of Seller or, to Seller’s Knowledge, any other party, under the Jacksonville Lease.

3.15 Intellectual Property.

(a) Schedule 3.15(a) sets forth a correct and complete list of each item of Intellectual Property that is owned by Seller and registered with, issued by or filed to register or issue before a Governmental Authority (“Registered Intellectual Property”), indicating for each such item, as applicable: (i) the registration and/or application number; (ii) the registering and/or filing jurisdiction; (iii) the registration and/or application date; (iv) the record and legal owner(s); and (v) the registrant and registrar of each such Domain Name. Seller is the sole and exclusive owner of all right, title and interest in and to each item of Purchased Intellectual Property, including the Purchased Intellectual Property listed in Schedule 3.15(a), free and clear of any Liens (other than Permitted Liens). The Purchased Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding Governmental Order or agreement adversely affecting Seller’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. No Action is pending, threatened in writing, or, to Seller’s Knowledge, otherwise threatened challenging Seller’s rights to any Purchased Intellectual Property. No funding, facilities or personnel of any educational institution or Governmental Authority were used to develop or create, in whole or in part, any Purchased Intellectual Property. Neither Seller nor any of its Affiliates has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that has the right to compel Seller or any of its applicable Affiliates to grant or offer to any third-party any license or right to any Purchased Intellectual Property.

(b) The use and practice of the Purchased Assets as currently used or practiced in the Business, and the operation of the Business as previously conducted and as currently conducted, do not and have never infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person. Other than as listed in Schedule 3.15(b), there is no Action asserted or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates, alleging that the use of any Purchased Assets as used in the Business, or the operation of the Business, has infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person. To Seller’s Knowledge, no Person has infringed, violated, or misappropriated any Purchased Intellectual Property.

(c) Seller (and each of its applicable Affiliates, if any) has taken reasonable measures to protect and maintain the confidentiality of all Confidential Information included in the Purchased Assets, including source code for any Purchased Software, or that is otherwise used or held for use in connection with the operation of the Business. To Seller’s Knowledge, no Confidential Information included in the Purchased Assets has been disclosed, accessed or used by any Person except as permitted under written non-disclosure or other agreements that contain customary restrictions in favor of Seller on such Person’s disclosure and use of such Confidential Information.

(d) To the extent that any Intellectual Property material to the Business has been conceived, developed, or created for or on behalf of Seller or any of its applicable Affiliates by any Person, including any officer, employee, consultants, or contractors of Seller or its applicable Affiliates, such Person has transferred such Person’s entire and unencumbered right, title, and interest therein and thereto by operation of law, or by valid written present assignment, to Seller.

(e) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Authorities in the applicable jurisdictions for the purpose of maintaining such Registered Intellectual Property and all registrations and applications therefor, and, except as set forth on Schedule 3.15(e), no such fees are due within the six (6) month period after the Closing Date.

(f) All of the Purchased Intellectual Property are fully transferable, assignable, and all of the Retained Business IP are licensable or sublicensable by Seller, in each case, without restriction and without payment of any kind to any third-party.

(g) The Purchased Intellectual Property and the Intellectual Property licensed to Purchaser under the Transaction Agreements collectively constitute all of the Intellectual Property owned by Seller or any of its Affiliates that is necessary to operate the Purchased Assets as used in connection with the Business as currently conducted.

(h) The Purchased Software: (i) is not used, distributed or made available in connection with any Public Software in a manner that (A) requires the licensing or distribution of source code to any other Person, (B) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any Purchased Software, (C) permits (or requires Seller or any of its Affiliates to permit) any Person to decompile, disassemble or otherwise reverse-engineer any Purchased Software, or (D) requires the licensing of any Purchased Software to any other Person for the purpose of making derivative works; (ii) has not been used in breach of any license to which its use is subject (including any license with respect to Public Software) (iii) is free of any material defects or material disabling codes or instructions, and, to Seller’s Knowledge is free of any Virus; (iv) conforms to its published documentation and specifications or as otherwise warranted to any third-party; and (v) is not, and for the last four (4) years has not been, subject to an operative or contingent right of any third-party to access the Purchased Software or any source code thereof. Other than for the benefit of Purchaser, no Purchased Software or source code thereof has been put into escrow or provided to any escrow agent or other Person who is not an employee, adviser or consultant of Seller that is bound to written confidentiality obligations with respect thereto, and neither Seller nor any of its Affiliates is under any obligation (whether absolute, conditional, or otherwise) to deliver, license or disclose, or to grant, directly or indirectly, any rights, licenses or interests in or to, any such Purchased Software or source code thereof to any other Person, other than any non-exclusive licenses in the ordinary course of business.

(i) Neither Seller nor any of its Affiliates is subject to any Contract pursuant to which it grants or receives any license, option, waiver, covenant not to assert or similar right that is material to the Business, other than (A) Assigned Contracts listed on part (a) of Schedule 1.01(a), and (B) non-exclusive licenses granted (1) in the ordinary course of business consistent with past practice solely for the use of Seller’s products and services or (2) to Seller for its use of Off-the-Shelf Software with an initial Purchase Price and annual license fee (if any) of $100,000 or less.

(j) Schedule 3.15(j) lists all of the Software necessary to operate the Purchased Assets used in the Business, excluding Off-the-Shelf Software with an initial purchase price and annual license (if any) fee of $100,000 or less.

(k) Neither the negotiation, execution, delivery or performance of this Agreement or any Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, will result in the grant of any license under, or creation of any Lien on, any Purchased Intellectual Property.

3.16 Assigned Contracts.

(a) Purchaser has been provided with a true, complete and correct copy of all Assigned Contracts other than loan sale agreements with third party originators (the “Loan Sale Agreements”), all of which are substantially in the form provided at least two (2) days prior to the date of this Agreement to Purchaser. None of the Loan Sale Agreements contain deviations from such form provided to Purchaser which would be material to, or restrict the operations of, the Purchaser, the Business or the Purchased Assets, from and after the Closing.

(b) Except as set forth on Schedule 3.16(b), each Assigned Contract (i) is, as of the date hereof, valid, binding and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, subject to the General Enforceability Exceptions, and (ii) is in full force and effect, as of the date hereof. Upon consummation of the transactions contemplated by this Agreement and the Transaction Agreements, except to the extent that any consents set forth in Schedule 3.03(a) are not obtained, each Assigned Contract shall continue in full force and effect.

(c) Neither Seller nor, to Seller’s Knowledge, the other parties thereto, is in breach or default under, any Assigned Contract (with the lapse of time or giving of notice or both). None of the other parties to any of the Assigned Contracts has provided written notice, or, to Seller’s Knowledge, verbal notice, that such party will be terminating or materially amending the terms of any Assigned Contract.

(d) Schedule 3.16(d) sets forth a list which is true and correct in all material respects of all Assigned Contracts where the aggregate payment from Seller exceeded $1,000,000 in 2024 through June 30, 2024 (the “Material Vendors”).

3.17 Affiliate Transactions. Except as set forth on Schedule 3.17, there are no transactions or agreements relating to the Business or the Purchased Assets between (a) Seller, on the one hand, and (b)(i) any Affiliate of Seller or (ii) any Employee, officer, director, or stockholder, partner or member of Seller (excluding any employment or retention agreement that has been disclosed on the Schedules), or (iii) any immediate family member of any of the foregoing Persons.

3.18 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements, based upon arrangements made by or on behalf of Seller or any of its Affiliates (other than as will be paid by Seller or such Affiliates on or prior to the Closing).

3.19 Agency Approvals and Good Standing. Seller is approved as a seller-servicer and in good standing with Fannie Mae and Freddie Mac. Seller is a Ginnie Mae approved issuer of mortgage-backed securities guaranteed by Ginnie Mae and is in good standing with Ginnie Mae. Seller is an FHA-approved mortgagee, a VA-approved servicer and a USDA-approved servicer.

3.20 Title to the Purchased Assets; Sufficiency of the Purchased Assets; Business.

(a) Seller has good title to, or a valid license or valid leasehold interest in or other right to possess and use, all of the Purchased Assets free and clear of any and all Liens other than Permitted Liens.

(b) Except as set forth on Schedule 3.20, the Purchased Assets, together with Purchaser’s rights under the MSR Purchase Agreement and the Subservicing Agreement, constitute all of the assets, properties and rights necessary to conduct the Business in the manner in which the Business is being conducted by Seller as of the date hereof and the Closing Date.

(c) The tangible Purchased Assets are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. None of such tangible Purchased Assets is in need of maintenance or repairs, except for routine maintenance and repairs that are not, material to Seller or the Business.

(d) The Business has been, and is presently conducted, entirely by Seller such that no subsidiaries or Affiliates have operated the Business or the Purchased Assets, and no assets or any other rights used or necessary to operate the Business as presently conducted are owned or held by any subsidiaries or Affiliates of Seller.

3.21 Insurance. Schedule 3.21 sets forth a list of each insurance policy held by Seller pertaining to the Purchased Assets (the “Policies”). Such Policies are in full force and effect, all premiums due and payable thereon have been paid. Such Policies provide coverage that is reasonably consistent with coverage obtained in prior periods in the ordinary course of business. Seller has not received notice from any insurer or agent of any cancellation or non-renewal or intent to cancel any such Policy. With respect to each of the Policies: (a) there are currently no Actions pending against Seller under any Policy the amount of which would, if adversely determined, reasonably be expected to exceed the limits under such Policy, and (b) no limits of liability on any Policy have been exhausted by the payment of claims. There is no claim by Seller pending under any Policy as to which coverage has been denied or disputed by the underwriters of such Policy.

3.22 Environmental Matters. Except as would not reasonably be expected to be material to Seller or the Business: (a) the Business has been conducted since January 1, 2021, in compliance with all applicable Environmental Laws, (b) none of the properties owned or leased by Seller with respect to the Business contain any Hazardous Substance as a result of any activity of Seller or the Business in amounts exceeding the levels permitted by applicable Environmental Laws, (c) there is no Action pending or, to Seller’s Knowledge, threatened, against Seller relating to any violation, or alleged violation, of any Environmental Law and (d) there are no conditions existing on currently or, to the Seller’s Knowledge, formerly owned or leased properties of Seller with respect to the Business that would reasonably be expected to give rise to any Liability under any Environmental Law.

3.23 Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLER, NOR ANY OTHER PERSON ON BEHALF OF SELLER, HAS MADE OR MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SELLER, THE BUSINESS OR PURCHASED ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SUCH PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION. THE PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT AND THE SCHEDULES RELATED THERETO.

3.24 Acknowledgements. Seller acknowledges and agrees, on behalf of itself and its Affiliates, that: (a) it relied, and it is reasonable for Seller to rely, solely on the representations or warranties of Purchaser specifically contained in this Agreement and on the results of Seller’s own independent investigation and verification; (b) none of Purchaser or any of its Affiliates are affiliated with, related to, or have a fiduciary relationship with, Seller or any of its Affiliates; (c) no third-party is entitled to rely on or is otherwise intended to be a beneficiary of any representation made by or on behalf of Purchaser in or pursuant to this Agreement; and (d) the representations and warranties of Purchaser expressly and specifically set forth in Article IV constitute the sole and exclusive representation, warranties, and statements of any kind of Purchaser or any of its respective Representatives or Affiliates in connection with the transactions contemplated hereby, and neither Purchaser nor any of its Representatives or Affiliates, have made, and do not make and each specifically negates and disclaims any representations, warranties, promises, covenants, agreements, guaranties or statements of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated hereby (except as (and solely to the extent) specifically set forth in this Agreement).

IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Schedules, which Purchaser Schedules shall be arranged in sections corresponding to the numbered sections and subsections contained in this Article IV, Purchaser hereby represent and warrant to Seller as follows:

4.01 Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not be reasonably expected to (a) have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Transaction Agreements or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.02 Authority; Enforceability. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser (and, to the extent required, its members and parent entities), and no other corporate proceedings on the part of Purchaser are necessary pursuant to its Organizational Documents or the laws of the jurisdiction of its organization to authorize this Agreement or any of the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and each Transaction Agreement has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

4.03 Non-Contravention. The execution, delivery and performance of this Agreement and the Transaction Agreements by Purchaser, and the consummation of the transactions contemplated hereby and thereby and the compliance by Purchaser with the applicable terms and conditions hereof or thereof, do not and will not materially conflict with or materially violate, result in a material breach or material default (or an event which with notice or the passage of time or both could become a material breach or material default) under, give rise to a right of termination, cancellation, or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Liens (other than Permitted Liens) upon any properties or assets of Purchaser under (a) the Organizational Documents of Purchaser, (b) assuming that all approvals set forth on Purchaser Schedule 4.03 have been obtained or made, as applicable, any Applicable Law or Governmental Order applicable to Purchaser (or its members or parent entities) or by which any of Purchaser’s properties or assets is bound, (c) any material Contract or permit to which Purchaser is a party or by which any of Purchaser’s properties or assets is bound.

4.04 Governmental Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action or waiver by, filing with or delivery of notice to, any Governmental Authority, except for (a) the approvals set forth in set forth in Purchaser Schedule 4.04 by the applicable Governmental Authorities and (b) those consents, approvals, authorizations, waivers or permits of, actions by, filings with or notifications to, the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.05 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements based upon arrangements made by or on behalf of Purchaser (other than as will be paid by Purchaser).

4.06 Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.07 Financing. Purchaser has as of the date hereof, and will have as of Closing, access to sufficient cash to pay the Purchase Price.

4.08 Acknowledgements. Purchaser acknowledges and agrees, on behalf of itself and each of its affiliates, that: (a) Purchaser has relied, and it is reasonable for Purchaser to rely, solely on the representations or warranties of Seller specifically contained in this Agreement and on the results of Purchaser’s own independent investigation and verification; (b) none of Purchaser or any of its Affiliates are affiliated with, related to, or have a fiduciary relationship with, Seller or any of its Affiliates; (c) no third-party is entitled to rely on or is otherwise intended to be a beneficiary of any representation made by or on behalf of Seller in or pursuant to this Agreement; and (d) the representations and warranties of Seller expressly and specifically set forth in Article III constitute the sole and exclusive representation, warranties, and statements of any kind of Seller or any of its respective Representatives or Affiliates in connection with the transactions contemplated hereby, and neither Seller nor any of its Representatives or Affiliates, have made, and do not make and each specifically negates and disclaims any representations, warranties, promises, covenants, agreements, guaranties or statements of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated hereby (except as (and solely to the extent) specifically set forth in this Agreement).

V. COVENANTS

5.01 Conduct of the Business. Except as set forth in Schedule 5.01, from the date of this Agreement until the Closing, Seller will use its commercially reasonable efforts to conduct the Business in the ordinary course of business and to preserve the Business, Purchased Assets and Assigned Contracts and the existing business relationships of the Business with Investors and others having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Schedule 5.01, as required by Applicable Law, or as expressly required by this Agreement, or as consented to, in advance and in writing, by Purchaser, from the date of this Agreement until the Closing, Seller will not, as it relates to the Business:

(a) sell, lease, license, remove or otherwise dispose of, or subject to any Lien (other than Permitted Liens), pledge, or otherwise encumber, allow to lapse or expire, permit the destruction of, or material damage or loss to, any of the Purchased Assets, other than dispositions in the ordinary course of business not in excess of $50,000 individually, or $100,000 in the aggregate (provided that if any such dispositions occur, the proceeds thereof shall be deemed to be Purchased Assets), other than the financing of advance receivables, which shall be deemed to be within the ordinary course of business;

(b) modify, amend, terminate, release, assign or waive any material rights or claims under, any Assigned Contract (other than renewals in the ordinary course of business consistent with past practice in accordance with the terms thereof);

(c) amend its Organizational Documents in a manner adverse to the Business, the Purchased Assets or the transactions contemplated by this Agreement, or enter into or amend any limited liability company, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development, operating agreement or similar arrangement to the extent related to the Business or with respect to the Purchased Assets;

(d) cancel any debt or waive or compromise any material claim or right relating to the Business or the Purchased Assets;

(e) terminate or permit to lapse any material Permits that are necessary for the operation of the Business;

(f) except as required under Applicable Law or the terms of any Employee Plan as in effect on the date of this Agreement, (i) adopt, enter into or establish any new employee benefit plan or program for the benefit of Employees, or materially amend, or terminate any Employee Plan; (ii) terminate (other than for cause), hire or promote any Employee, other than in respect of the Employees whose annual base salary would not exceed $250,000 in the ordinary course of business; (iii) increase the wages, salaries, compensation, bonuses, incentives or any other compensation or benefits of any Employee; (iv) take any action that would modify whether an individual is classified as an Employee, or (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement that may impact any Employee (references in this paragraph to Employees shall be deemed to encompass all Optional Employees and TPO Ops Employees);

(g) make, revoke or change any material Tax election or method of Tax accounting, amend any material Tax Return, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or settle or compromise any Liability with respect to any material Taxes, in each case to the extent such action relates to the Purchased Assets or the Business and could reasonably be expected to have the effect of increasing the Tax Liability or reducing any Tax asset of Purchaser for any Tax period (or portion thereof) ending after the Closing;

(h) settle or compromise or commit to settle or compromise any Action related to the Purchased Assets or the Business other than settlements or other compromising agreements (i) where the amount paid in settlement or compromise by Seller is less than $100,000 (which shall, for the avoidance of doubt, be a Retained Other Liability), (ii) that are not with a Governmental Authority, (iii) that do not involve an injunctive, equitable or non-monetary settlement or compromise or (iv) that do not impose any material restrictions on, or result in any admission of fault or wrongdoing or other Liability related to, the Business, Purchaser and its Affiliates, or the Purchased Assets;

(i) (i) abandon, sell, assign or grant any security interest in or to any Purchased Intellectual Property, including failing to (A) perform or cause to be performed any applicable filings, recordings or other acts or (B) pay or cause to be paid any required fees or Taxes to maintain and protect Seller’s interest in such Registered Intellectual Property, or (ii) grant to any third-party any license, other than non-exclusive licenses granted to customers of the Business in the ordinary course of business, with respect to any Purchased Intellectual Property;

(j) make any material change to Seller’s policies or practices regarding collection of accounts receivable or payment of accounts (including for clarity, collection of advances) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

(k) enter any agreement that would restrict Seller’s right to perform under this Agreement or the Transaction Agreements;

(l) change its servicing practices in any material respect, except as required by Applicable Law; or

(m) agree, whether in writing or otherwise, to take any actions with respect to the foregoing, except as expressly contemplated by this Agreement or the Transaction Agreements.

5.02 Confidentiality.

(a) The Confidentiality Agreement, shall remain in full force and effect through the Closing Date, at which time such Confidentiality Agreement will terminate.

(b) From and after the Closing Date, Seller will hold, and will cause each of their respective Affiliates to hold, in confidence, all Confidential Information, except to the extent that such information (i) was in the public domain prior to the Closing or is related to Excluded Assets or Retained Liabilities, (ii) is in the public domain at or after the Closing through no fault of Seller or any of its Affiliates, (iii) is required to be disclosed in any Action or by law (subject to the last two (2) sentences of this Section 5.02(b)) or (iv) is lawfully acquired by any such party, from and after the Closing from sources which are not, to Seller’s Knowledge, prohibited from disclosing such information by confidentiality obligation. Upon the Closing, all obligations of the Purchaser pursuant to the Confidentiality Agreement shall be terminated and of no further force or effect, provided that, if this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If, after the Closing, Seller or any of its Affiliates or Representatives is legally required to disclose any Confidential Information, Seller will, and will cause its respective Affiliates to, (A) promptly notify Purchaser to permit Purchaser, at its sole cost and expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, after the Closing and in the absence of a protective order, Seller or any of its Affiliates are compelled as a matter of law to disclose Confidential Information to a third-party, Seller or such Affiliate, as applicable, may disclose to the third-party compelling disclosure only the part of such Confidential Information as is required by Applicable Law to be disclosed; provided, however, that, prior to any such disclosure, Seller will, and will cause its respective Affiliates and Representatives to, use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure.

5.03 Commercially Reasonable Efforts; Further Assurances.

(a) Purchaser and Seller will each use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Party in doing all things necessary or desirable under Applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Agreements.

(b) Purchaser and Seller shall each use its commercially reasonable efforts, and shall cooperate with one another to obtain as promptly as practicable all Required Approvals, Third-Party Consents and any other consent necessary or desirable to assign the Assigned Contracts, including responding promptly to all requests for information or documents necessary to apply for such consents and directing its employees to cooperate in connection with the preparation and execution of any applications, notices or other filings. In furtherance of the foregoing, Purchaser and Seller shall each use commercially reasonable efforts, and shall cooperate with one another to (i) satisfy reasonable requests from all counterparties to the Servicing Agreements, Assigned Contracts, and finance counterparties in effectuating the Transfer of the Business to Purchaser, including with respect to proof of insurance, know-your-customer and onboarding requirements, account control agreements, electronic tracking agreements, servicer acknowledgment letters, servicer notices, side letters and any other deliverables necessary for the servicing and/or subservicing transfer to Purchaser or assignment to, and assumption (to the extent related to the period after the Closing Date) by, Purchaser of the Assigned Contracts, and execute appropriate Assignment and Assumption Agreement, and (ii) obtain any ratings, consents and other items reasonably required to satisfy the criteria and terms and conditions under the Servicing Agreements with the Agencies and the Private Servicing Agreements that are intended to become Assigned Contracts pursuant to Section 5.03(g) or required to allow Purchaser to service or subservice the applicable Serviced Mortgage Loans, pursuant to the Subservicing Agreement, and (iii) execute those action items described on the Transition Services Agreement. Notwithstanding anything to the contrary herein, for purposes of this Section 5.03, commercially reasonable efforts shall be subject to Disclosure Schedule 5.03. In furtherance and not in limitation of the foregoing, (1) Purchaser and Seller shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable from the date hereof, and in any case within ten (10) Business Days after the date hereof and (2) Purchaser and Seller shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) Purchaser and Seller shall each use commercially reasonable efforts, and shall cooperate with one another, to obtain all Permits and make all notice and other filings with all Governmental Authorities and Investors that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Agreements, and will cooperate fully with the other party in promptly seeking to obtain all such Permits and in making such filings. Without limiting the generality of the foregoing, as soon as reasonably practicable after the date of this Agreement, Seller shall prepare and submit all required notices to Governmental Authorities and the Investors in connection with the transactions contemplated hereby.

(d) With respect to the matters described in both Section 5.02 and this Section 5.03, Purchaser and Seller shall each (i) permit the other party to review in advance any proposed material communication by Purchaser or Seller to any Governmental Authority or Investor relating to the subject matter of this Agreement; (ii) promptly notify a responsible officer or counsel of the other of any material communication (whether written or oral) it or any of its Affiliates receives from any Governmental Authority or Investor relating to such matters, (iii) provide to the other copies of all material correspondence, filings or communications between it (or its advisors) and any such Governmental Authority or Investor relating to this Agreement; and (iv) be responsible for ensuring that their respective filings and submissions comply with Applicable Law; provided, however, that, in each case, correspondence or materials required to be provided pursuant to this Section 5.03(d) do not contain or reveal Confidential Information of Purchaser, Seller or any of their respective Affiliates and shall be kept confidential by the applicable party and not disclosed to the other party hereunder. Neither Purchaser nor Seller shall agree to participate in any meeting with any Governmental Authority or Investor (including via telephone or conference call) in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority or Investor, gives the other party the opportunity to attend and participate at such meeting.

(e) Subject to the following sentences in this Section 5.03(e), Section 5.03(f) and Section 5.03(g), this Agreement will not constitute an agreement to Transfer any Assigned Contract to which Seller is a party or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such Transfer, without the applicable Third-Party Consent, would constitute a breach or other contravention of such Assigned Contract or in any way adversely affect the Purchased Assets after the Closing or the rights or benefits of Purchaser thereunder. Seller and Purchaser agree that, in the event that any such Third-Party Consent necessary or desirable to preserve any right or benefit under any Assigned Contract is not obtained prior to the Closing, Seller will, subsequent to the Closing and through the first anniversary of the Closing Date, cooperate with Purchaser in attempting to obtain such Third-Party Consent as soon as practicable. If such Third-Party Consent cannot be obtained by Closing, Seller shall use its best efforts to obtain such Third-Party Consent and provide the Purchaser with the rights and benefits of the affected Assigned Contracts for the term of such Assigned Contracts, and, if Seller provides such rights and benefits pursuant to a mutually agreed upon Assignment and Assumption Agreement, Purchaser shall assume all of the related rights, remedies, obligations and burdens of Seller under such Assigned Contract, provided, however, that if such Third-Party Consent cannot be obtained by the first anniversary of the Closing Date, this Agreement will constitute an agreement to Transfer all such Assigned Contracts for which consent has not been obtained, with such assignments effective as of the first anniversary of the Closing Date without any further action on behalf of the Parties.

(f) None of the Parties shall have any Liability to the other as a result of a failure of the Parties to obtain any consent related to any Private Servicing Agreement or other Assigned Contract prior to the applicable date of assignment contemplated by this Section 5.03.

(g) With respect to each Private Servicing Agreement, Purchaser and Seller shall use commercially reasonable efforts to obtain all Private Servicing Agreement Consents required to Transfer such Private Servicing Agreement to Purchaser on the Closing Date or as soon as reasonably practicable following the Closing Date and to effect such Transfer by executing an appropriate Assignment and Assumption Agreement related thereto. In the event that any Private Servicing Agreement has not been assigned to Purchaser as of the first anniversary of the Closing Date, this Agreement shall constitute a Transfer of all such Private Servicing Agreements to Purchaser as of such date, even if any related Third-Party Consents remain outstanding as of such date, without any further action on behalf of the Parties. Seller shall have no Liability to Purchaser in the event that any such Third-Party Consents are not obtained prior to such Transfer; provided that, the foregoing shall not limit any obligation of Seller to seek such consents in accordance with this Agreement.

(h) On or prior to each related Servicing Transfer Date, Seller shall take or cause to be taken such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing or subservicing of the related Serviced Mortgage Loan to the Purchaser in accordance with the Servicing Transfer Instructions, Applicable Requirements, Applicable Laws, any applicable terms of any Assigned Contract, and the applicable terms of the Subservicing Agreement, in each case, in all material respects with respect to any SSA Mortgage Loan.

(i) Any Shared Contract shall be assigned, transferred and conveyed to Purchaser only with respect to (and preserving the meaning of) those parts to the extent related to the Business or the Purchased Assets, if so assignable, transferable or conveyable, and if necessary the Parties shall use commercially reasonable efforts to appropriately amend such Shared Contract prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract to the extent related to the Business or the Purchased Assets and Purchaser shall assume all burdens and obligations thereof and the Liabilities thereunder to the extent related to the Business or the Purchased Assets, and the provisions of Sections 5.03(b), 5.03(e) and 5.03(f) shall apply to such Shared Contract, mutatis mutandis.

5.04 Exclusivity. Until the earlier of (a) the Closing Date and (b) termination of this Agreement, Seller shall not authorize or permit its Representatives to, directly or indirectly (i) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any inquiry, offer, proposal or indication of interest by a third-party which relates to a transaction or series of transactions involving the purchase or acquisition of the Purchased Assets (an “Acquisition Proposal”), (ii) enter into any discussions or agreement requiring Seller to abandon or terminate the transactions contemplated hereby, (iii) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to the Purchased Assets to any third-party (other than Purchaser and its Affiliates), or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal. Upon the execution of this Agreement, Seller will immediately cease and cause to be terminated any and all discussions and negotiations with third parties regarding any such Acquisition Proposal.

5.05 Public Announcements. From the date hereof through the Closing Date, no public release or similar public statement concerning the transactions contemplated by this Agreement and the Transaction Agreements will be issued by either Party or by any of its Affiliates or their respective Representatives, nor will this Agreement or the Transaction Agreements be disclosed to any third-party, without the prior written consent of the other Party, except, in each case, (a) for those Assigned Contracts where consent, approval, notice, authorization, or waiver must be obtained or (b) any such release or announcement as a Party may determine in good faith may be required to be made by it or any of its Affiliates by Applicable Law or in connection with any regulatory examination or Action by a Governmental Authority, in which case such Party will use its commercially reasonable efforts to allow the other Party reasonable time to object to or comment on such release or announcement or to seek an appropriate legal protective order in advance of such release or announcement.

5.06 Access to Records.

(a) Subject to Applicable Law and the terms of the Confidentiality Agreement, from the date of this Agreement until the Closing, Seller will (i) furnish or cause to be furnished to Purchaser and its Representatives such financial and operating data and other information relating to the Business as Purchaser may reasonably request and (ii) afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to Seller’s properties, facilities and personnel, provided, however, that such access will not unreasonably disrupt Seller’s operations.

(b) From and after the Closing for a period of six (6) years after the Closing, Seller shall provide or cause to be provided to Purchaser access to its books and records related to the Purchased Assets or the operation of the Business following the Closing Date (including for the preparation by the Purchaser of any required filing or reports, in connection with any regulatory examination or enforcement Action by a Governmental Authority, and in connection with any Action to which Purchaser is a party or subject), subject to Seller’s right to redact any information not related to the Purchased Assets or the Business (and solely the portion of such information that is not related). Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours; provided, that such access shall not materially interfere with Seller’s business operations. In addition, if Seller or any of its Affiliates desires to dispose of any of such books or records prior to the expiration of such six (6) year period, Seller shall, prior to such disposition, give the Purchaser a reasonable opportunity to segregate and remove such books and records as the Purchaser may select.

(c) From and after the Closing for a period of six (6) years after the Closing, the Purchaser shall provide or cause to be provided to Seller access to its books and records, solely to the extent that (i) such access may reasonably be required to respond to third-party repurchase and indemnity claims, any regulatory examination of enforcement Action by a Governmental Authority, or any Action, in each case, to which Seller is a party or subject, and (ii) such books and records relate solely to the operations of the Business prior to Closing. Such access shall be afforded by Purchaser to Seller upon receipt of reasonable advance notice and during normal business hours; provided, that such access shall not materially interfere with Purchaser’s business operations.

5.07 Notices of Certain Communications. From the date hereof until the Closing Date, each Party will promptly notify the other Party of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements.

5.08 Transaction Agreements. Seller and Purchaser shall use commercially reasonable efforts to agree to a form for each Transaction Agreement to be entered into as of the Closing Date, to the extent that such form is not attached hereto as a Schedule or Exhibit.

5.09 Mutual Waiver of Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood Purchaser shall not assume, and Seller shall be solely responsible for, any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction.

5.10 Non-Solicit of Purchaser Persons. Seller understands that, in connection with the transactions contemplated hereby, Purchaser shall be entitled to protect and preserve the going concern value of the Business and the Purchased Assets, and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.10 and, therefore, Seller agrees that it shall not, directly or indirectly, for a period of twelve (12) months commencing on the Closing Date, solicit for employment any Transferred Employees; provided that it shall not be a violation of this Section 5.10 to (a) engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at any such employees, (b) respond to unsolicited inquiries and to hire any employee who initiates discussions with Seller or its Affiliates without any solicitation in violation of this Agreement and (c) solicit or hire any employee whose employment has ceased with Purchaser or its Affiliates after the Closing and at least six (6) months prior to any such solicitation by Seller or its Affiliates.

5.11 Software License Agreement. The Parties acknowledge and agree that certain Software and technology will be made available or operated on behalf of Purchaser pursuant to the Transition Services Agreement. Prior to the Closing Date (or, if necessary, during the term of the Transition Services Agreement), the Parties shall continue to discuss, and Seller shall cooperate to provide applicable information, regarding the Software and technology used to operate the Business. If Purchaser determines that it will require continued rights in Software and technology owned or controlled by Seller or its Affiliates and used in the Business, the Parties shall negotiate in good faith the terms of, and execute at the Closing, a long-term or perpetual license agreement to facilitate Purchaser’s and its Affiliates continued use of such Software (in source code format) and technology in their operation of the Business following the term of the Transition Services Agreement (such agreement, the “Software License Agreement”). To the extent reasonably necessary, such agreement shall include additional terms regarding the delivery of the applicable Software and technology licensed thereunder, and services intended to ensure the operability thereof on systems controlled by Purchaser and its Affiliates.

5.12 Transitional Use of Marks; Background License.

(a) To the extent that any Marks owned or controlled by Seller or any of its Affiliates are displayed on any of the Purchased Assets or have otherwise, during the six (6) months prior to Closing, been used on or displayed in the conduct of the Business (“Transitional Marks”), Seller, on behalf of itself and its applicable Affiliates, hereby grants (and will cause any of its applicable Affiliates (if any) to grant) to Purchaser and its Affiliates responsible for operating the Business after the Closing a limited transitional trademark license, effective only during the period beginning as of Closing and continuing for a period of up to six (6) months following the Closing, to continue to use and display the Transitional Marks (including in connection with managing, servicing, subservicing and controlling the Servicing Rights and Mortgage Loans and the transition thereof), solely in a manner substantially consistent with the manner used during the six (6) months prior to Closing or, if longer, until the management, servicing and control of all of the Servicing Rights and Mortgage Loans has transferred to Purchaser and Purchaser’s loan servicing system known as LSAMS. Seller acknowledges and agrees that Purchaser and its applicable Subsidiaries may continue to use any Transitional Marks (including after such transitional period) (i) in internal or archived records or systems, (ii) to the extent required by Law, (iii) to factually refer to the historical relationship between Seller and the Business, including in historical, tax, regulatory and similar records, and (iv) for other non-trademark uses permitted under Applicable Law (e.g. “nominal use” or “fair use”). For the avoidance of doubt, the Transitional Marks include the “Flagstar” Mark.

(b) Effective upon the occurrence of the Closing, Seller, on behalf of itself and its applicable subsidiaries, hereby grants to the Purchaser a perpetual, royalty-free, fully paid-up, transferable (only in connection with a sale or transfer of any portion of the Business), sublicensable (only to Purchaser’s Affiliates, to service providers solely to facilitate their provision of services for or on behalf of Purchaser’s or its Affiliates’ conduct of the Business, and to any future acquirors of all or part of the Business), non-exclusive license under any Retained Business IP (other than Marks and any Software subject to the Software License Agreement), solely for the continued conduct of the Business, including as the Business may expand and evolve over time after Closing when operated by Persons other than Seller. For the avoidance of doubt, the license granted in this Section 5.12(b) does not include any obligation of Seller to deliver any Intellectual Property, assets or technology to Purchaser, and is only a license to allow Purchaser to use and exploit the Purchased Assets, and to otherwise operate the Business (including as the Business may expand and evolve over time after Closing).

5.13 Costs of Assignment. Seller and Purchaser shall share equally all of the actual and documented costs incurred by Seller or Purchaser, as the case may be, with respect to the preparation and recordation of assignments of mortgage pertaining to the Serviced Mortgage Loans from Seller to Purchaser in connection with assignment of the Private Servicing Agreements pursuant to this Agreement and any trustee fees, custodian acceptance fees and other third party fees solely related to the transfer of the servicing of the Serviced Mortgage Loans from Seller to Purchaser as contemplated by this Agreement (the “Assignment Fees”); provided, for the avoidance of doubt, any boarding or de-boarding fees related thereto shall not be considered Assignment Fees for any reason.

5.14 Unreimbursed Advances. At regular intervals (but no less than once every thirty (30) days), Purchaser shall remit to Seller, in accordance with Seller’s Wire Instructions, any Unreimbursed Advances predating the Closing Date it receives along with a listing of the Unreimbursed Advances that are subject to any such remittances and a listing of any remaining outstanding Unreimbursed Advances.

5.15 Subservicing Agreement. From the date of this Agreement, Purchaser and Seller shall each use reasonable best efforts to negotiate in good faith a mutually agreed form of Subservicing Agreement to be executed by the Parties at the Closing; provided that any term defined herein by reference to the Subservicing Agreement shall be subject to Purchaser Schedule 5.15.

5.16 Loan Sale Agreements Delivery. Within thirty (30) days from the date of this Agreement, in addition to its obligations under Section 2.03(d), Seller shall deliver all of the Loan Sale Agreements with third party originators which constitute Assigned Contracts to Purchaser. In the event within sixty (60) days upon receipt of such Loan Sale Agreement Purchaser finds material deviances from the form provided to Purchaser which would be material to, or restrict the operations of, the Purchaser, the Business or the Purchased Assets, from and after the Closing, Purchaser may, upon written notice to Purchaser, remove such Loan Sale Agreement from the list of Assigned Contracts.

5.17 Transition Services Agreement. From the date of this Agreement, Purchaser and Seller shall each use reasonable best efforts to negotiate in good faith a mutually agreed form of Transition Services Agreement to be executed by the Parties at the Closing.

5.18 Audited Statements. As soon as reasonably practicable after the date hereof, Seller shall engage (pursuant to an engagement letter reasonably acceptable to each of Purchaser and Seller) an accounting firm that is certified by the Public Company Accounting Oversight Board and mutually agreed by Purchaser and Seller (the “Audit Firm”) to prepare, and Seller shall deliver to Purchaser as soon as reasonably practicable after the date hereof, the financial statements required for Purchaser to comply with 17 CFR §210.3-05 (such financial statements, the “Audited Statements”). Seller and Purchaser shall share equally all costs and documented expenses incurred by the Audit Firm in connection with the preparation of the Audited Statements. Seller shall keep Purchaser apprised of the Audit Firm’s progress in preparing the Audited Statements. If on the date that, but for this Section 5.18, the Closing would otherwise occur, either Purchaser or Seller reasonably believes that the Audited Statements will not be completed within sixty (60) days of such date, then the Closing Date shall not occur until the Parties mutually agree that the Audited Statements are expected to be completed within sixty (60) days of such later time.

VI. TAX MATTERS

6.01 Tax Allocation. Any real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets (“Periodic Taxes”) for a taxable period which includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date, and the number of days of such taxable period beginning after the Closing Date. To the extent Purchaser prepares any Tax Return with respect to the Purchased Assets for any Straddle Period, such Tax Return shall be prepared in a manner consistent with prior practice, except as required by Applicable Law. All Taxes levied with respect to the Purchased Assets payable for any Straddle Period, other than Periodic Taxes, shall be prorated between Seller and Purchaser on a “closing of the books” basis as of the end of the day on the Closing Date. If one Party remits to the appropriate Taxing Authority any payment for Taxes which are subject to proration under this Section 6.01, and such payment includes the other Party’s share of such Taxes, such other Party shall reimburse the remitting Party for its share of such Taxes within ten (10) Business Days following receipt of written notice from the remitting Party.

6.02 Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Business or the Purchased Assets. Purchaser, on the one hand, and Seller, on the other hand, will furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Business or the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Action relating to any Tax. The Party requesting any such information pursuant to this Section 6.02 will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the Party requesting such information pursuant to this Section 6.02 will (a) hold all such information in the strictest confidence, except as required by Applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (b) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) return any original documents promptly, after (i) the filing of such Tax Returns, the making of such election or the conclusion of such audit or Action and (ii) upon request of the other Party, destroy all copies of the information received by it, and (d) take all steps necessary to cause its Representatives to comply with the terms and conditions of this Section 6.02. Seller shall retain all books and records relating to Taxes pertaining to the Purchased Assets to the extent such books and records do not constitute Purchased Assets to the extent required to comply withApplicable Law or, if longer, pursuant to internal compliance procedures or retention policies, including until the expiration of the applicable statute of limitations in respect of any Taxes (giving effect to any extensions) and shall offer to deliver such books and records to Purchaser before destroying any of them (provided that Seller shall not be required to offer to deliver to Purchaser any such books and records that do not relate exclusively to the Purchased Assets).

6.03 Transfer Taxes. Seller and Purchaser shall share equally all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”). Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

6.04 Tax Treatment of Indemnification Payments. Except as required by Applicable Law, the Parties shall treat any indemnification payment or amount paid pursuant to Article X as an adjustment to the Purchase Price for federal and applicable state and local income Tax purposes.

VII. EMPLOYEES AND EMPLOYEE BENEFITS

7.01 Employee Benefits and Compensation.

(a) No later than the date that is five (5) Business Days prior to the Closing Date, Purchaser shall make written offers of employment to all Employees and, effective as of the Hire Date, hire each Employee who accepts such offer, provided that with respect to each Employee who is an Employee on Leave, the offer of employment shall be contingent and effective upon such Employee’s return to active employment within six (6) months following the Closing

Date. The term “Transferred Employees” means each Employee who accepts an offer of employment from Purchaser as provided in the preceding provisions of this Section 7.01(a) and who becomes an employee of Purchaser as of an applicable Hire Date. The “Hire Date” for each individual who accepts an employment offer from Purchaser and who actually becomes employed by Purchaser in accordance with such offer shall be the day after the Closing Date (other than an Employee on Leave, whose Hire Date shall be his or her date of return to active employment within six (6) months following the Closing Date). Any employee of Seller and its Affiliates who is not a Transferred Employee (including, for the avoidance of doubt, any Employee on Leave who does not return to active employment within six (6) months following the Closing Date) will be an “Excluded Employee”. Seller and its Affiliates shall make commercially reasonable efforts to encourage Employees to accept the offers contemplated by this paragraph, and shall in no event pay or provide severance benefits to any Employee who declines such an offer.

(b) For a period of one (1) year following the Closing Date (or, if shorter, the period of employment of the relevant Transferred Employee), Purchaser shall provide to each Transferred Employee (i) a base salary or base wage rate that is no less than the base salary or base wage rate provided to such Transferred Employee immediately prior to the Closing, (ii) an incentive opportunity that is comparable to that provided to similarly-situated employees of Purchaser; provided that the aggregate amount of cash incentives actually paid by Purchaser and its Affiliates to Transferred Employees with respect to the incentive opportunities to which the Bonus Accrual Amount relates shall be not less than the Bonus Accrual Amount, and (iii) employee benefits that are substantially comparable in the aggregate to benefits provided to similarly-situated employees of Purchaser.

(c) No later than thirty (30) days after the date of the Agreement, Seller shall provide to Purchaser true and correct copies of all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to any Employee Plan (or, in the case of any such Employee Plan that is unwritten, descriptions thereof).

(d) From and after the applicable Hire Date, Transferred Employees shall be given credit for purposes of eligibility and vesting accrual under such employee benefit plans of Purchaser and its Affiliates that may be offered to such Transferred Employees for such employees’ service with Seller to the same extent and for the same purpose(s) that such service was taken into account under a corresponding Employee Plan as of the applicable Hire Date; and for purposes of benefit accrual under vacation and severance employee benefit plans of Purchaser and its affiliates that may be offered to such Transferred Employees for such employees’ service with Seller to the same extent and for the same purpose(s) that such service was taken into account under a corresponding Employee Plan (to the extent one existed) as of the applicable Hire Date; provided that, no such service shall be credited to the extent it would result in a duplication of benefits or coverage. In addition, Purchaser shall use commercially reasonable efforts to provide that Transferred Employees (and their eligible dependents) (i) shall be given credit such service for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations and (ii) shall be given credit for amounts paid under a corresponding Employee Plan during the same plan year as the plan year of the applicable Purchaser’s employee benefit plan for purposes of applying deductibles, copayments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable employee benefit plan of Purchaser.

(e) Purchaser shall make commercially reasonable efforts to ensure that the Transferred Employees who receive an eligible rollover distribution from a qualified defined contribution plan maintained by Seller or an Affiliate of Seller, shall be permitted to make a rollover contribution to the Purchaser’s defined contribution plan, including a rollover of promissory notes for participant loans made under Seller’s defined contribution plan to such Transferred Employees.

(f) Except as expressly set forth herein, Seller shall be solely responsible for all Liabilities (i) under Employee Plans at any time, whether in respect of Transferred Employees, Excluded Employees, or otherwise, (ii) in respect of Excluded Employees at any time and in respect of Employees on Leave before the applicable Hire Dates (unless such Liabilities arise from Purchaser’s failure to comply with the provisions in Section 7.01 and Seller terminates the employment of such individual within ten (10) days following the Closing (and in respect of an Employee on Leave, ten (10) days following his or her return date), in which case, Purchaser shall be solely responsible for such Liabilities); and (iii) in respect of Transferred Employees prior to or on the Closing. Without limiting the generality of the foregoing, except as expressly set forth herein, Seller shall be responsible for all compensation, benefits, payout of accrued but unused paid time off or other accrued but unused paid time off benefits, due to any Excluded Employee at any time and to any Transferred Employee in respect of service prior to and including the Hire Date. Purchaser shall make offers of employment to Employees in a lawful manner and in compliance with this Section 7.01 in accordance with Purchaser’s standard hiring practices (including any standard pre-employment screening process of Purchaser, it being understood that nothing herein shall be construed as requiring Purchaser to hire any Employee who does not satisfy background check or other such pre-employment screening processes).

(g) Seller shall pay out to each Transferred Employee accrued but unused vacation benefits up to the applicable Hire Date as soon as administratively practicable in compliance with Applicable Law following the applicable Hire Date.

7.02 Miscellaneous. No provision of this Article VII creates any third-party beneficiary or other rights in any Person other than Purchaser and Seller and its respective successors and assigns, or constitutes or creates an employment Contract or an amendment to or adoption of any employee benefit plan of or by Seller or Purchaser. The employment of all Transferred Employees from and after the Closing Date shall be “at-will” employment except as otherwise required by Applicable Laws or pursuant to any employment agreement entered into by a Transferred Employee and Purchaser. Nothing in this Agreement shall require or be construed or interpreted as requiring Purchaser to continue the employment of any of its employees (including Transferred Employees) following the Closing Date, or to prevent Purchaser from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including Transferred Employees) following the Closing Date.

VIII. CONDITIONS TO CLOSING

8.01 Conditions to Each Party’s Obligations. The obligations of each Party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) all Required Approvals have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early;

(b) there must not be any pending Action before any Governmental Authority which seeks to restrain, enjoin, prohibit or invalidate the transactions contemplated by this Agreement or any of the Transaction Agreements; and

(c) there must not be issued and in effect any Applicable Law or Governmental Order that has the effect of restraining, prohibiting, making illegal or enjoining the transactions contemplated by this Agreement or any of the Transaction Agreements.

8.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction of the following additional conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by law):

(a) Seller shall have performed, in all material respects, the obligations hereunder required to be performed by it on or prior to the Closing Date;

(b) (i) the representations of Seller that are Fundamental Representations shall be true and correct (disregarding any references to “material,” “Material Adverse Effect” or any other materiality qualifications contained therein) in all respects as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date) and (ii) the other representations and warranties of Seller contained in Article III (disregarding any references to “material,” “Material Adverse Effect” or any other materiality qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), unless the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(c) there shall have been no Material Adverse Effect;

(d) Purchaser shall have received a certificate signed by an officer of Seller certifying that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been satisfied (the “Seller Closing Certificate”);

(e) Seller shall have delivered, or caused to be delivered, to Purchaser the items set forth in Section 2.03(c);

(f) each of the Third-Party Consents listed on Schedule 8.02(f) shall have been obtained; and

(g) the applicable transactions contemplated by the MSR Purchase Agreement occurs on the first Sale Date to occur thereunder (as defined in the MSR Purchase Agreement).

8.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions (any or all of which may be waived by Seller, in whole or in part, to the extent permitted by law):

(a) Purchaser shall have performed, in all material respects, the obligations hereunder required to be performed by it on or prior to the Closing Date;

(b) (i) the representations and warranties of Purchaser that are Fundamental Representations shall be true and correct (disregarding any references to “material,” “material adverse effect” or any other materiality qualifications contained therein) in all respects as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Purchaser contained in Article IV other than the representations and warranties of Purchaser that are Fundamental Representations (disregarding any references to “material” or “material adverse effect” or any other materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), unless the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an adverse effect in any material respect on Purchaser’s ability to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(c) Seller shall have received a certificate signed by an officer of Purchaser certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied (the “Purchaser Closing Certificate”);

(d) the applicable transactions contemplated by the MSR Purchase Agreement occurs on the first Sale Date to occur thereunder (as defined in the MSR Purchase Agreement); and

(e) Purchaser shall have delivered, or caused to be delivered, to Seller the items set forth in Section 2.03(b).

8.04 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Transaction Agreements, as required by the provisions of this Agreement, including Section 5.01.

IX. TERMINATION

9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Purchaser;

(b) by written notice from either Seller or Purchaser if the Closing has not been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the proximate cause of the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c) by written notice from Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of any condition of Seller’s obligation to consummate the transactions contemplated hereby and (ii) either (A) has not been cured on the earlier of (x) within thirty (30) days following the delivery of written notice of such breach or failure by Seller and (y) the Termination Date, or (B) is not capable of being cured by the Termination Date; provided that, Seller may not then be in material breach of this Agreement so as to cause the breach or failure of any condition of the Purchaser’s obligation to consummate the transactions contemplated hereby; or

(d) by written notice from Purchaser if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of any condition of the Purchaser’s obligation to consummate the transactions contemplated hereby and (ii) either (A) has not been cured on the earlier of (x) within thirty (30) days following the delivery of written notice of such breach or failure by Purchaser and (y) the Termination Date, or (B) is not capable of being cured by the Termination Date; provided, however, that the Purchaser may not then be in material breach of this Agreement so as to cause the breach or failure of any condition of Seller’s obligations to consummate the transactions contemplated hereby.

(e) by Seller if (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Purchaser fails to consummate this Agreement and the Transaction Agreements within two (2) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.03(a) hereof and (iii) Seller stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.03(a);

(f) by Purchaser if (i) all of the conditions set forth in Section 8.01 and Section 8.03 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Seller fails to consummate this Agreement and the Transaction Agreements within two (2) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.03(a) hereof and (iii) Purchaser stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.03(a); or

(g) by either Seller or Purchaser if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to any Party whose failure to comply with Section 8.04 has caused, resulted in or contributed to, such action or inaction.

9.02 Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination will be without Liability of any Party hereto to the other Party to this Agreement; provided, however, that nothing herein will relieve any Party from Liability for any breach hereof or its obligations pursuant to Section 9.03. Notwithstanding the foregoing, the provisions of Section 9.01 (Grounds for Termination), this Section 9.02 (Effect of Termination), Section 9.03 (Termination Fee), and Article XI (Miscellaneous) will survive any termination hereof.

9.03 Termination Fee.

(a) If this Agreement is validly terminated by Seller pursuant to Section 9.01(e), then upon written demand from Seller to Purchaser delivered within ten (10) Business Days after the valid termination of this Agreement, Purchaser shall pay to Seller an amount equal to the Termination Fee, it being understood that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion.

(b) If this Agreement is validly terminated by Purchaser pursuant to Section 9.01(f), then upon written notice from Purchaser to Seller delivered within ten (10) Business Days after the valid termination of this Agreement, Seller shall pay to Purchaser an amount equal to the Termination Fee, it being understood that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(c) Any Termination Fee that is payable pursuant to this Section 9.03 shall be paid in immediately available funds within ten (10) days after the valid termination of this Agreement.

(d) Notwithstanding anything to the contrary herein, a terminating Party’s receipt of the Termination Fee is in addition to any other rights it may have in law or in equity to enforce its rights hereunder, and such terminating Party shall not be limited in any way in its right to pursue damages; provided that no Party may receive both payment of a Termination Fee and an order of specific performance causing the transactions contemplated hereby to be consummated. For the avoidance of doubt, payment or receipt of the Termination Fee shall not in any way limit any Party’s liability for damages under this Agreement.

X. SURVIVAL; INDEMNIFICATION

10.01 Survival.

(a) Except as otherwise set forth herein, the representations and warranties of Purchaser and Seller contained in Article III and Article IV of this Agreement shall survive the Closing Date and shall continue in full force and effect until and through the last day of the Rep and Warranty Survival Period; provided, however, that the Fundamental Representations shall survive the Closing Date and shall continue in full force and effect until and through the last day of the Fundamental Rep and Warranty Survival Period; provided, further, that any claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 10.01(a) shall survive until such claim is finally and fully resolved.

(b) Except as otherwise set forth herein, the covenants of the Parties contained in this Agreement will survive the Closing Date (i) until the eighteen (18) month anniversary of the Closing Date, with respect to covenants and agreements that require performance in full prior to the Closing and (ii) until the twelve (12) month anniversary of the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith, with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing; provided, that, the indemnification pursuant to Sections 10.02(a)(iv)-(viii) shall survive indefinitely, and the indemnification pursuant to Sections 10.02(a)(iii) shall survive for the Fundamental Rep and Warranty Survival Period; provided, further, that, if, on or prior to such expiration of the applicable survival period, a Purchaser Indemnified Party or Seller Indemnified Party delivers to Seller or Purchaser, as applicable, a notice of claim with reasonable particularity for such indemnification claim, the Purchaser Indemnified Party or Seller Indemnified Party will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

10.02 Indemnification by Seller.

(a) From and after the Closing Date, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses suffered by any such Purchaser Indemnified Parties resulting or arising from, under or in connection with:

(i) any misrepresentation of or inaccuracy in any representation or warranty of any of Seller set forth in Article III as of the date hereof or as of the Closing Date, determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or exception;

(ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement at any time;

(iii) the Retained Pre-Closing Business Liabilities;

(iv) the Retained Other Liabilities;

(v) any matters related to or arising out of the amount of interest paid or not paid on customer escrow accounts;

(vi) any civil litigation related fees and/or regulatory penalties, fines and similar amounts imposed by or payable to Governmental Authorities related to or arising out of pre-closing servicing or subservicing practices of the Business;

(vii) any matters related to or arising out of the forced placement of flood insurance and related protective actions; and

(viii) any repurchase obligation or exposure related to any Mortgage Loan, rescission of any mortgage insurance or guarantee related to any Mortgage Loan or loss of indemnification obligations related to any Mortgage Loan.

10.03 Indemnification by Purchaser.

(a) From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses suffered by the Seller Indemnified Parties resulting or arising from, under or in connection with:

(i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser contained in Article IV of this Agreement as of the date hereof or as of the Closing Date,

(ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser; and

(iii) the Assumed Liabilities.

10.04 Procedures Relating to Indemnification.

(a) In order to make a claim for indemnification provided for under this Article X in respect of, arising out of or involving a Third-Party Claim, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim (describing the claim, the amount thereof (if known and quantifiable) and the basis thereof) reasonably promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the indemnifying party has been actually prejudiced as a result of such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article X. Subject to the proviso in the immediately preceding sentence, the indemnified party will deliver to the indemnifying party, as promptly as reasonably practicable, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an indemnified party and the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third-Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel selected by the indemnifying party if it gives notice of its intention to do so to the indemnified party within twenty (20) days of the receipt of notice from the indemnified party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate (in the opinion of the outside counsel of the indemnified party) for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel (not to exceed one law firm or attorney, subject to approval by the indemnifying party), and subject to the other limitations set forth in this Article X, the indemnifying party shall pay the reasonable fees and expenses of such counsel. The indemnifying party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the Third-Party Claim is brought by, or on behalf of, a Governmental Authority having jurisdiction over the indemnified party, (ii) the Third-Party Claim seeks an injunction, specific performance or similar equitable relief against any indemnified party or (iii) the indemnifying party has failed to assume the defense of the Third-Party Claim. In the event that the indemnifying party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party’s expense, all such witnesses, records, materials and information in the indemnifying party’s possession or under the indemnifying party’s control relating thereto as is reasonably required by the indemnified party. No such Third-Party Claim may be settled by the indemnified party without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed). No such Third-Party Claim may be settled by the indemnifying party without the prior written consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed) unless the settlement, by its terms, (A) obligates the indemnifying party to pay the full amount of Losses in connection with such Third-Party Claim, (B) includes a full and unconditional release, reasonably satisfactory to the indemnified party, of the indemnified party from all Liability in connection with such Third-Party Claim, (C) does not impose any obligation (whether monetary or otherwise) against the indemnified party, and (D) does not include a finding or admission of any Liability or violation of Applicable Law.

(c) If any indemnified party desires to assert any claim for indemnification provided for under this Article X other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof), of such claim promptly after becoming aware of the existence of such claim, and in any event, prior to the expiration of the applicable survival period.

10.05 Limitations on Indemnification.

(a) Seller will have no Liability pursuant to Section 10.02(a)(i) with respect to Losses for which indemnification is provided thereunder, except to the extent the aggregate amount of such Losses under Section 10.02(a)(i) exceeds an amount equal to $500,000 (the “Basket”); provided, however, such Basket shall not apply to Seller’s indemnification obligations under Section 10.02(a)(i), to the extent related to breaches of any of the Fundamental Representations (with the exception of breaches of Section 3.10, which will continue to be subject to the Basket) or in the case of Fraud.

(b) Seller will not have Liability, individually or in the aggregate, for indemnification pursuant to Section 10.02(a)(i) and Section 10.02(a)(iii) with respect to Losses for which indemnification is provided thereunder to the extent that such indemnification payments, together with indemnification payments pursuant to Section 8.01 of the MSR Purchase Agreement, made in respect of any and all such Losses exceed, in the aggregate, an amount equal to $[***] (the “Cap”), in which case Seller will not be liable, individually or in the aggregate, for the portion of any such Losses in excess of such Cap; provided, however, that such Cap shall not apply to Seller’s indemnification obligations under Sections 10.02(a)(i) to the extent related to breaches of any of the Fundamental Representations or in the case of Fraud.

(c) Subject to the other limitations set forth in this Section 10.05 or otherwise in this Agreement, in no event, other than for Fraud, will Seller’s Liability for indemnification pursuant to Section 10.02(a)(i) (but only with respect to Fundamental Representations) or Section 10.02(a)(ii) exceed, in the aggregate, an amount equal to the Purchase Price.

(d) Purchaser will have no Liability pursuant to Section 10.03(a)(i) with respect to Losses for which indemnification is provided thereunder, except to the extent the aggregate amount of such Losses under Section 10.03(a)(i) exceeds an amount equal to the Basket, and then only in respect of such excess; provided, however, that such Basket shall not apply to Purchaser’s indemnification obligations under Section 10.03(a)(i) to the extent related to breaches of any of the Fundamental Representations or in the case of Fraud.

(e) Purchaser will have no Liability for indemnification pursuant to Section 10.03(a)(i) with respect to Losses for which indemnification is provided thereunder to the extent that indemnification payments made in respect of any and all such Losses exceed, in the aggregate an amount equal to the Cap, in which case Purchaser will not be liable for the portion of such Losses in excess of such Cap; provided, however, that such Cap shall not apply to Purchaser’s indemnification obligations under Section 10.03(a)(i) to the extent related to breaches of any of the Fundamental Representations or in the case of Fraud.

(f) Subject to the other limitations set forth in this Section 10.05 or otherwise in this Agreement, in no event, other than for Fraud, will Purchaser’s Liability for indemnification pursuant to Section 10.03(a)(i) or Section 10.03(a)(ii) exceed, in the aggregate, an amount equal to the Purchase Price.

(g) Notwithstanding the fact that any indemnified party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or under any Transaction Agreement in respect of any fact, event, condition or circumstance, no indemnified party shall be entitled to recover the amount of any Loss suffered by such indemnified party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise under this Agreement or any Transaction Agreement.

(h) The representations, warranties and covenants of the indemnifying party, and an indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party (including by any of its Representatives) or by reason of the fact that the indemnified party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the indemnified party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

10.06 Exclusive Remedies. From and after the Closing Date, the indemnification provisions set forth in Article X shall be the sole and exclusive remedy of each Party (except with respect to (a) any action, claim or assertion of the Purchaser that is based upon Fraud by Seller and (b) any action, claim or assertion of Seller that is based upon Fraud by Purchaser). In furtherance of the foregoing, effective as of and from and after the Closing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against any other Party arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article X, except as provided in Section 2.04, Section 11.03 and Section 11.07 or for claims based on Fraud.

XI. MISCELLANEOUS

11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (a) upon delivery if delivered in person, (b) one (1) Business Day after sending by a nationally recognized overnight courier service, (c) if delivered by e-mail, upon receipt (with confirmation of transmission) if sent before 5:00 P.M. local time at the recipient’s location on a Business Day, otherwise the next Business Day, or (d) five (5) days after mailing by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties, in each case, at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to Purchaser, to:

Nationstar Mortgage LLC

c/o Mr. Cooper Group, Inc.

8950 Cypress Waters Blvd,

Coppell, TX 75019

Attention: John Fietz

Email: John.Fietz@mrcooper.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Mark F. Veblen

Email: MFVeblen@wlrk.com

if to Seller, to:

Flagstar Bank, N.A.

102 Duffy Avenue

Hicksville, New York 11801

Attention: General Counsel

Email: Bao.Nguyen@flagstar.com

with a copy to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, VA 23219

Attention: Michael Goldman and Austin Maloney

Email: mgoldman@huntonak.com; amaloney@huntonak.com

11.02 Amendments and Waivers. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed all of the Parties. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by such other Party pursuant hereto or (c) waive compliance with any of the agreements of any other Party or conditions to such other Party’s obligations contained herein. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No failure or delay of either Party hereto to assert any of its rights hereunder shall constitute a waiver of any of such rights, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transaction Agreements shall be paid by the Party incurring such cost or expense; provided, however, that the filing fee of any regulatory filings (excluding any regulatory filing with respect to any Permit that constitutes an Excluded Asset) shall be split equally between Purchaser and Seller.

11.04 No Third-Party Beneficiaries. Except as provided in Section 11.05, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto; provided, however, that Purchaser may assign its rights hereunder to any of its Affiliates without the consent of any other party hereto.

11.06 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Any lawsuit or other legal Action instituted by any Party hereto in connection with this Agreement shall be brought in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware.

11.07 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of Delaware, as contemplated by Section 11.07. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of Delaware (pursuant to Section 11.06) in the event any dispute arises out of this Agreement or any of the Transaction Agreements or any of the transactions contemplated by this Agreement or any of the Transaction Agreements, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transaction Agreements or any of the transactions contemplated by this Agreement or any of the Transaction Agreements in any other court and (d) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 11.01.

11.08 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.09 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, including as a pdf attached to an e-mail) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.10 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the Preamble to this Agreement. The word “or” is not exclusive, and shall be interpreted as “and/or.” The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. In the event of a conflict or inconsistency between any term or condition in this Agreement and any Transaction Agreement, the terms set forth in this Agreement will prevail.

11.11 Disclosure Schedules. Except as otherwise provided in the Disclosure Schedules and unless the context otherwise requires, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Except as otherwise expressly provided in the Disclosure Schedules, no disclosure made in the Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement.

Each Section of the Disclosure Schedules is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any Party, except as and to the extent provided in this Agreement. In the event that any disclosure on an individual Schedule or Purchaser Schedule may also be applied to another Schedule or Purchaser Schedule, as applicable, such disclosure may be applied to the other applicable Schedules or Purchaser Schedules, as applicable, if it is reasonably apparent on its face that such disclosure is also applicable to the other Schedule or Purchaser Schedule, as applicable.

11.12 Entire Agreement. This Agreement, together with the attached Disclosure Schedules and the Transaction Agreements, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof.

11.13 Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any Applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

11.14 Time of Essence. Time is of the essence for each and every provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed or have caused this Agreement to be duly executed by their respective authorized officers, as applicable, as of the day and year first above written.

PURCHASER:

NATIONSTAR MORTGAGE LLC

By:	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SELLER:

FLAGSTAR BANK, N.A.

By:	/s/ Lee M. Smith
Name: Lee M. Smith
Title: Senior Executive Vice President and President of Mortgage

[Signature Page to Asset Purchase Agreement]